Filed Pursuant to Rule 424(b)(5)
Registration No. 333-128905
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 26, 2005.
Prospectus Supplement
(to Prospectus dated October 17, 2005)
11,000,000 Shares
IPC Holdings, Ltd.
              % Series A Mandatory Convertible Preferred Shares
(Liquidation Preference $               Per Share)

     We are offering 11,000,000     % series A mandatory convertible preferred shares, par value $0.01 per share, liquidation preference $          per share, which is equal to the public offering price per series A mandatory convertible preferred share. The series A mandatory convertible preferred shares are not redeemable.
     We will pay annual dividends on each series A mandatory convertible preferred share in the amount of $         . Dividends will be accrued and cumulated from the date of issuance and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee of our board of directors, declares a dividend payable, we will pay dividends in cash on February 15, May 15, August 15 and November 15 of each year prior to November 15, 2008, or the following business day if the 15th is not a business day, and on November 15, 2008. The first dividend payment will be made on February 15, 2006 in the amount of $          per series A mandatory convertible preferred share, which reflects the time period from the date of issuance to February 14, 2006.
     Each series A mandatory convertible preferred share has a liquidation preference of $         , plus accrued, cumulated and unpaid dividends. Each series A mandatory convertible preferred share will automatically convert on November 15, 2008 into between  and                   common shares, subject to anti-dilution adjustments, depending on the average closing price per share of our common shares over the 20 trading day period ending on the third trading day prior to such date. At any time prior to November 15, 2008, holders may elect to convert each series A mandatory convertible preferred share into                   common shares, subject to anti-dilution adjustments. At any time prior to November 15, 2008, we may accelerate the conversion date of all of the outstanding series A mandatory convertible preferred shares under the circumstances described in this prospectus supplement at a maximum conversion rate of 1.0000 common share for each series A mandatory convertible preferred share, plus accrued, cumulated and unpaid dividends to the accelerated mandatory conversion date and the present value of all remaining future dividend payments.
     Concurrently with this offering, we are offering to the public, by means of a separate prospectus supplement, 12,000,000 common shares, par value $0.01 per share (or 13,200,000 common shares, if the underwriters exercise in full their option to purchase additional common shares). Of these shares, 9,100,000 are being offered by the underwriters to the public and 2,900,000 are being offered by us directly to American International Group, Inc. (“AIG”). The separate offerings of the series A mandatory convertible preferred shares and the common shares are not contingent or conditional upon each other, and there can be no assurance that we will consummate either of the Offerings. We refer herein to the offering of our series A mandatory convertible preferred shares as the “Offering” and to the offering of our series A mandatory convertible preferred shares and common shares together as the “Offerings”.
     The series A mandatory convertible preferred shares will not be listed on any exchange or included on any automated quotation system. Our common shares are quoted on the Nasdaq National Market System under the symbol “IPCR”. The last reported sale price of our common shares on October 25, 2005 was $26.75 per share.
      Investing in the series A mandatory convertible preferred shares involves risks. You are urged to carefully read the “Risk Factors” section beginning on page S-12 of this prospectus supplement and on page 8 of the accompanying prospectus to read about specific risks you should consider before investing in the series A mandatory convertible preferred shares.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to IPC Holdings, Ltd.	$	$
     The underwriters expect to deliver the series A mandatory convertible preferred shares as set forth in the “Underwriting” section against payment in New York, New York on or about                   , 2005.

Joint Book-Runners

Citigroup	Morgan Stanley
Wachovia Securities
Keefe, Bruyette & Woods

Prospectus Supplement dated                   , 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT
      You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains specific details regarding this offering and the accompanying prospectus contains information about our securities generally, some of which does not apply to this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. The information contained on our website, www.ipcre.bm, is not a part of this prospectus supplement or the accompanying prospectus.
      You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, our series A mandatory convertible preferred shares, only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates.
      References in this prospectus supplement to the “Company”, “IPC”, “we”, “us” or “our” refer to IPC Holdings, Ltd. and its consolidated subsidiaries, unless the context otherwise requires. References to “IPC Holdings” refer solely to IPC Holdings, Ltd. unless the context otherwise requires. Unless otherwise stated, currency amounts in this prospectus supplement are in United States dollars (“$”).
      Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our series A mandatory convertible preferred shares to and between non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the Nasdaq National Market. This prospectus supplement and the accompanying prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus supplement and the accompanying prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under the applicable items of our Current Reports on Form 8-K is not incorporated by reference in this registration statement, prospectus supplement or the accompanying prospectus, unless specifically stated. We incorporate by reference the documents listed below and filings that we will make after the date of this prospectus supplement made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, until sell all of the securities that are offered hereby:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Current Reports on Form 8-K filed February 1, 2005, September 23, 2005, October 7, 2005 and October 25, 2005.
      Our Internet address is www.ipcre.bm and the financial information section of our website is located at http://www.ipcre.bm/financials/quarterly-index.html. We make available free of charge, on or through our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: IPC Holdings, Ltd., 29 Richmond Road, in this prospectus relating to IPC are included for your information as inactive textual references only, and none of the content of our website is incorporated by reference into this prospectus supplement.

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS
      This prospectus supplement and the accompanying prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical information or statements of current condition, including, but not limited to, expectations regarding market cycles, renewals and our ability to increase written premium volume and improve profit margins, market conditions, the impact of current market conditions and trends on future periods, the impact of our business strategy on our results, trends in pricing and claims, expected losses from catastrophic events and the insurance and reinsurance market response to catastrophic events. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” or other words of similar import and relate to our plans and objectives for future operations. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We do not intend, and are under no obligation, to update any forward-looking statement contained in this prospectus supplement. The largest single factors in our results have been and will continue to be the severity or frequency of catastrophic events, which are inherently unpredictable. Numerous factors could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to, the following: (i) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (ii) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (iii) any lowering or loss of one of the financial ratings of IPC Holdings’ wholly-owned subsidiaries, IPCRe Limited (“IPCRe”) and/or IPCRe Europe Limited (“IPCRe Europe”); (iv) a decrease in the level of demand for property catastrophe reinsurance or increased competition owing to increased capacity of property catastrophe reinsurers; (v) the effect of competition on market trends and pricing; (vi) loss of our non-admitted status in United States jurisdictions or the passage of federal or state legislation subjecting us to supervision or regulation in the United States; (vii) challenges by insurance regulators in the United States to our claim of exemption from insurance regulation under current laws; (viii) a contention by the United States Internal Revenue Service that we are engaged in the conduct of a trade or business within the U.S.; (ix) loss of services of any one of our executive officers; (x) changes in interest rates and/or equity values in the United States of America and elsewhere; or (xi) changes in exchange rates and greater than expected currency exposure.

OFFERING SUMMARY

Issuer	IPC Holdings, Ltd.

Securities Offered	11,000,000 % series A mandatory convertible preferred shares, par value $0.01 per share, liquidation preference $ per share (which is equal to the public offering price per series A mandatory convertible preferred share), which we refer to in this prospectus supplement as the “series A mandatory convertible preferred shares.” The initial offering price is $ for each series A mandatory convertible preferred share. For a detailed description of our series A mandatory convertible preferred shares, see “Description of the Series A Mandatory Convertible Preferred Shares”.

Dividends	We will pay a preferential dividend of $ on each of our series A mandatory convertible preferred shares per year. Dividends will be accrued and cumulated from the date of issuance and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee of our board of directors, declares a dividend payable, we will pay dividends in cash on each dividend payment date. The dividend payable on the first dividend payment date is $ per share and on each subsequent quarterly dividend payment date will be $ per share. See “Certain United States Federal Income Tax Considerations for Holders of Series A Mandatory Convertible Preferred Shares — Dividends” for a discussion of the tax treatment of dividend payments.

Dividend Payment Dates	The fifteenth day of February, May, August and November of each year (or the following business day if the fifteenth is not a business day) prior to the mandatory conversion date (as defined below), and on the mandatory conversion date, commencing on February 15, 2006.

No Redemption	The series A mandatory convertible preferred shares are not redeemable.

Mandatory Conversion Date	November 15, 2008, which we call the “mandatory conversion date.”

Mandatory Conversion	On the mandatory conversion date, each of our series A mandatory convertible preferred shares will automatically convert into common shares, based on the conversion rate as described below.

Holders of our series A mandatory convertible preferred shares on the mandatory conversion date will have the right to receive the cash dividends due on such date (including any accrued, cumulated and unpaid dividends on our series A mandatory convertible preferred shares as of the mandatory conversion date), whether or not declared (other than previously declared dividends on our series A mandatory convertible preferred shares payable to holders of record as of a prior date), to the extent we are legally permitted to pay such dividends at such time.

Conversion Rate	The conversion rate for each of our series A mandatory convertible preferred shares will be not more than 1.0000 common share and not less than common shares, depending on the applicable market value of our common shares, as described below.

The “applicable market value” of our common shares is the average of the closing prices per common share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. It will be calculated as described under “Description of the Series A Mandatory Convertible Preferred Shares— Mandatory Conversion.”

The following table illustrates the conversion rate per series A mandatory convertible preferred share.

Applicable Market Value Determined on Mandatory
Conversion Date	Conversion Rate

Less than or equal to $	1.0000
Between $ and $	1.0000 to
Equal to or greater than $

The conversion rate is subject to certain adjustments, as described under “Description of the Series A Mandatory Convertible Preferred Shares— Anti-dilution Adjustments.”

Optional Conversion	At any time prior to November 15, 2008, you may elect to convert each of your series A mandatory convertible preferred shares at the minimum conversion rate of common shares for each series A mandatory convertible preferred share. This conversion rate is subject to certain adjustments as described under “Description of the Series A Mandatory Convertible Preferred Shares— Anti-dilution Adjustments.”

Early Conversion Upon Cash Merger	Prior to the mandatory conversion date, if we are involved in an amalgamation or merger in which at least 30% of the consideration for our common shares consists of cash or cash equivalents, which we refer to as a “cash merger,” then on the date specified in our notice to you, each holder of our series A mandatory convertible preferred shares will have the right to convert their series A mandatory convertible preferred shares at the conversion rate, determined as described under “Conversion Rate” above, as if the trading day immediately prior to the cash merger were the mandatory conversion date. See “Description of the

Series A Mandatory Convertible Preferred Shares— Early Conversion upon Cash Merger.”

Acceleration of Mandatory Conversion Date	We may accelerate the conversion of all of the issued and outstanding series A mandatory convertible preferred shares at the maximum conversion rate of 1.0000 common share for each series A mandatory convertible preferred share if any person submits to the holders of our common shares a proposal for an amalgamation or if any person submits any proposal for any other matter that, under Bermuda law, requires for its validation or effectuation an affirmative vote of the holders of the series A mandatory convertible preferred shares then issued and outstanding, whether voting as a separate series or together with any other series or class of preferred shares as a single class. This conversion rate is subject to certain adjustments as described under “Description of the Series A Mandatory Convertible Preferred Shares— Anti-dilution Adjustments.”

In the case of an acceleration of conversion, holders of series A mandatory convertible preferred shares will also receive an amount in cash equal to the sum of (A) all accrued, cumulated and unpaid dividends on their series A mandatory convertible preferred shares through the accelerated mandatory conversion date, whether or not declared (other than previously declared dividends on our series A mandatory convertible preferred shares payable to holders of record as of a prior date), and (B) the present value of all future dividends remaining through the mandatory conversion date on their series A mandatory convertible preferred shares.

Anti-Dilution Adjustments:	The formula for determining the conversion rate and the number of common shares to be delivered upon conversion may be adjusted in the event of, among other things, share dividends, bonus issues or distributions of common shares or subdivisions, splits, consolidations and combinations of our common shares. See “Description of the Series A Mandatory Convertible Preferred Shares— Anti-dilution Adjustments.” In the event of any increase in the conversion rate as a result of these adjustments, we may not have enough authorized but unissued common shares available for issuance upon conversion of all of the series A mandatory convertible preferred shares. We intend to seek shareholder approval to increase our authorized share capital to cover, among other things, anti-dilution adjustments with respect to our series A mandatory convertible preferred shares. See “Risk Factors—Risks Relating to Our Series A Mandatory Convertible Preferred Shares—Upon completion of the Offerings, we will only have a limited number of authorized but unissued common shares under our bye-laws”.

Liquidation Preference	$ per series A mandatory convertible preferred share, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends.

Voting Rights	Generally, the holders of the series A mandatory convertible preferred shares will not have any voting rights, except as described under “Description of the Series A Mandatory Convertible Preferred Shares— Voting Rights” and as required by Bermuda law. Whenever dividends on the series A mandatory convertible preferred shares or any other class or series of our preferred shares designated by our board of directors have not been declared by the board of directors and paid for an aggregate of six full dividend periods (whether or not consecutive), the holders of the series A mandatory convertible preferred shares and any series or class of shares so designated by our board of directors issued and outstanding at that time, will vote together as a single class to elect up to two directors to our board of directors. We will use our reasonable best efforts to effectuate the election or appointment of these two directors. See “Risk Factors—Risks Related to Our Series A Mandatory Convertible Preferred Shares—You may not be able to immediately exercise your right to elect two directors if we fail to pay dividends on your series A mandatory convertible preferred shares.”

In addition, certain transactions that would vary the rights of holders of the series A mandatory convertible preferred shares cannot be made without the approval in writing of the holders of 75% of the series A mandatory convertible preferred shares then issued and outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the series A mandatory convertible preferred shares. See “Description of the Series A Mandatory Convertible Preferred Shares— Voting Rights” in this prospectus supplement.

Limitations on Transfer, Ownership, Voting and Conversion of Our Series A Mandatory Convertible Preferred Shares	Our series A mandatory convertible preferred shares are subject to various limitations on transfer, ownership, voting and conversion. Among other limitations, we will not register a transfer of series A mandatory convertible preferred shares (including to a potential purchaser of series A mandatory convertible preferred shares in the Offering) if the effect of such transfer would cause the transferee to directly or indirectly own, within the meaning of the attribution and constructive ownership rules of Section 958(a) and

958(b) of the U.S. Internal Revenue Code, or (with certain exceptions) beneficially own within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (i.e., aggregating common shares and common shares obtainable upon conversion of series A mandatory convertible preferred shares) more than 10% of our common shares; the exercise of voting rights with respect to the series A mandatory convertible preferred shares are subject to voting cutbacks designed to limit each person’s vote to less than 10% of the voting power based on similar application of these attribution and constructive ownership and beneficial ownership rules; and a holder may not convert a series A mandatory convertible preferred share if such conversion will cause, to such holder’s knowledge, a person to become a 10% holder of common shares. (In lieu of conversion, that person must dispose of such non-convertible shares to a third-party prior to the date of conversion.) Further explanation of these limitations, and other limitations are set forth under “Risk Factors— Risks Related to Our Series A Mandatory Convertible Preferred Shares—There are limitations on the ownership, transfer and voting rights of our series A mandatory convertible preferred shares”, “Risk Factors— Risks Related to Our Series A Mandatory Convertible Preferred Shares—There are limitations on a holder’s ability to convert the series A mandatory convertible preferred shares” and “Description of the Series A Mandatory Convertible Preferred Shares— Limitations on Transfer, Ownership Voting Rights, and Conversion Rights.”

Ranking	Our series A mandatory convertible preferred shares will rank as to payment of dividends and distributions of assets upon our dissolution, liquidation or winding up:

• senior to our common shares and any other class or series of junior stock, as defined herein;

• on a parity with any other class or series of parity stock, as defined herein;

• junior to all our existing and future debt obligations; and

• junior to any class or series of our share capital the terms of which provide that such class or series will rank senior to our series A mandatory convertible preferred shares,

in each case, whether now outstanding or to be issued in the future.

There are currently no preferred shares outstanding.

Listing	The series A mandatory convertible preferred shares will not be listed on any exchange or included on any quotation system.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the series A mandatory convertible preferred shares will be approximately $ , after expenses and underwriting discounts. We intend to use the net proceeds from this offering of series A mandatory convertible preferred shares to provide additional capital for our reinsurance operations and general corporate purposes.

Concurrent Offering	Concurrently with this offering, we are offering 12,000,000 common shares (or 13,200,000 common shares, if the underwriters exercise in full their option to purchase additional common shares) to the public. Of the total of 12,000,000 common shares offered in the concurrent common share offering, we are offering 2,900,000 common shares directly to AIG (or 3,190,000 common shares if the underwriters exercise in full their option to purchase additional common shares) at the public offering price. For a summary description of the terms of the common shares offered concurrently with the series A mandatory convertible shares, see “Summary Description of Concurrent Offering of Common Shares” in this prospectus supplement.

RISK FACTORS
      An investment in our series A mandatory convertible preferred shares involves a number of risks, including those described in this prospectus supplement and under “Risk Factors” beginning on page 8 of the accompanying prospectus. You should carefully consider such risk factors and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus before you decide to purchase the series A mandatory convertible preferred shares.
Risks Related to Our Business
Uncertainty related to estimated losses related to Hurricanes Katrina and Rita may further materially impact our financial results. In the third quarter of 2005, we recorded incurred losses of $800 million for Hurricane Katrina and $33 million for Hurricane Rita. These amounts were offset by the accrual of reinstatement premiums totaling $117 million. We have not yet estimated or reserved for Hurricane Wilma.
      Our $800 million reserve for Hurricane Katrina losses has been based on industry insured loss estimates, output from both industry and proprietary models, a review of contracts potentially affected by the events and limited preliminary information received from both clients and brokers. We have also assumed that underlying policy terms and conditions will be upheld during the loss adjustment process. The unique circumstances and severity of Hurricane Katrina, including the extent of flooding and limited access by claims adjusters, introduce additional uncertainty to the normally difficult process of estimating catastrophe losses. This is compounded by the potential for legal and regulatory issues arising regarding the scope of coverage, including causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments. The net impact of Hurricane Katrina losses on our net income may exceed the reserve noted above as a result of, among other things, an increase in industry insured loss estimates, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results would be further materially adversely affected.
      We have not yet estimated our reserves for Hurricane Wilma which made landfall in Florida on October 24, 2005. Preliminary information indicates that this storm has caused substantial insured losses, and we expect that we will need to establish appropriate reserves in the fourth quarter of 2005, which may have a corresponding impact on our fourth quarter results of operations. While it is too early to derive a meaningful estimate of our losses from this event, publicly reported modeling company estimates of the industry loss from this event currently range from $4 billion to $10 billion, although actual industry losses may differ substantially from these preliminary estimates. Our experience of recent storms of this magnitude indicates that our market share of industry losses may be in the range 0.6% to 0.9%, although our actual share may substantially differ from this range. Incurred losses will be partially mitigated by reinstatement premiums for those contracts affected, other than those already impacted by any of this year’s earlier storms.
We are rated by A.M. Best Company (“A.M. Best”) and Standard & Poor’s (“S&P”), and a decline in these ratings could affect our standing among customers and cause our sales and earnings to decrease. As a result of Hurricane Katrina, A.M. Best has placed our rating under review and Standard & Poor’s has placed our rating on credit watch negative.
      Ratings are an important factor in establishing the competitive position of reinsurance companies. IPCRe and IPCRe Europe have an insurer financial strength rating of “A+” (Superior; 2nd of 15 categories) from A.M. Best and are rated “A+” (Strong; 5th of 18 categories) for financial strength and counter-party credit by S&P. A.M. Best and S&P’s ratings reflect their opinions of a reinsurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, but are not evaluations directed to investors in our securities and are not recommendations to buy, sell or hold our securities. Our ratings are subject to periodic review by A.M. Best and S&P and we cannot assure you that we will be able to retain those ratings. On September 16, 2005, as a result of the devastation brought by Hurricane Katrina and the anticipated impact on our net income, A.M. Best placed the ratings of IPCRe and IPCRe Europe under review. Subsequently, on September 22, 2005, S&P’s placed the ratings of IPCRe and IPCRe Europe on Credit Watch negative. If these ratings are reduced from their current levels by A.M. Best and/or S&P’s our competitive position in the insurance industry could suffer and it would be more difficult for us to market our products. A downgrade could result in a loss of business as ceding companies move to other reinsurers with higher ratings, and a significant downgrade to a rating below “A-” by A.M. Best or S&P could trigger provisions allowing some cedants to opt to cancel their reinsurance contracts with us.
IPC Holdings is a holding company, and consequently, is dependent on IPCRe’s payments of cash dividends or making of loans.
      IPC Holdings is a holding company and conducts no reinsurance operations of its own. Its cash flows are otherwise limited to distributions from IPCRe and IPCUSL by way of dividends or loans. We will rely on cash dividends or loans from IPCRe to pay cash dividends, if any, to our shareholders. The payment of dividends by IPCRe to us is limited under Bermuda law and regulations, including Bermuda insurance law. Under the Insurance Act 1978 of Bermuda, and related regulations, as amended, which we refer to as the “Insurance Act”, IPCRe is required to maintain a minimum solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if to do so would cause IPCRe to fail to meet its minimum solvency margin and minimum liquidity ratio. Under the Insurance Act, IPCRe is prohibited from paying dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the Bermuda Monetary Authority at least seven days before payment of such dividend an affidavit stating that the declaration of such dividends has not caused it to fail to meet its minimum solvency margin and minimum liquidity ratio. The Insurance Act also prohibits IPCRe from declaring or paying dividends without the approval of the Bermuda Monetary Authority if IPCRe failed to meet its minimum solvency margin and minimum liquidity ratio on the last day of the previous financial year. Our $200 million credit facility, which we have entered into on July 1, 2003, also imposes limits on the ability of IPC Holdings’ subsidiaries to pay dividends, although that limitation does not apply until we draw funds under the facility (which we have not done to date). In addition, Bermuda corporate law prohibits a company from declaring or paying a dividend if there are reasonable grounds for believing that (i) the Company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.
      As of September 30, 2005, the maximum dividends payable by IPCRe in accordance with the Insurance Act was $266.0 million. In respect of the credit facility, as of September 30, 2005, following the establishment of reserves for Hurricane Katrina, we are unable to draw funds as we do not satisfy the net worth covenant within the agreement, which requires us to maintain a minimum net worth of $900 million, plus 50% of any positive net income in any quarter since July 1, 2003, plus 75% of the net proceeds of any equity issuance. If we had drawn funds under the facility, IPCRe would not be able to pay dividends unless a waiver or amendment of the net worth covenant was agreed. However, we anticipate that, after obtaining new capital as contemplated by the Offerings, IPCRe will be able to draw funds under the facility and will also have sufficient dividend capacity to support IPC Holdings’ dividend practices and liquidity needs.
Risks Related to Our Series A Mandatory Convertible Preferred Shares
The market price of our series A mandatory convertible preferred shares will be directly affected by the market price of our common shares, which may be volatile, and other factors.
      To the extent there is a secondary market for our series A mandatory convertible preferred shares, we believe that the market price of our series A mandatory convertible preferred shares will be significantly affected by the market price of our common shares. We cannot predict how our common shares will trade. This may result in greater volatility in the market price of the series A mandatory convertible preferred shares than would be expected for nonconvertible preferred shares. From the beginning of 2004 to October 25, 2005, the reported high and low sales prices for our common shares ranged from a low of $25.01 per share to a high of $45.00 per share. For a description of the risks relating to our common shares, see “Risk Factors” beginning on page 8 of the accompanying prospectus.
A holder of our series A mandatory convertible preferred shares will realize all of a decline in the market value of our common shares.
      The market value of our common shares on November 15, 2008 or an accelerated mandatory conversion date (as the case may be) may be less than $           per share, which we call the initial price. If that market value is less than the initial price, then holders of our series A mandatory convertible preferred shares will receive our common shares on November 15, 2008 with a market value per share that is less than the initial price. Accordingly, a holder of series A mandatory convertible preferred shares assumes the entire risk that the market value of our common shares may decline. Any decline in the market value of our common shares may be substantial.
Upon completion of the Offerings, we will only have a limited number of authorized but unissued common shares.
      After we complete the Offerings, we will have only a limited number of authorized but unissued common shares remaining with which to obtain further equity financing, to cover anti-dilution adjustments under our series A mandatory convertible preferred shares or for other purposes. We intend in the future to seek shareholder approval for an increase in our authorized share capital to permit additional issuances of common shares or other equity securities, but we cannot be certain that we will obtain that approval or as to when that approval will be obtained. If the number of common shares issuable upon conversion of the series A mandatory convertible preferred shares increases as a result of the anti-dilution adjustments described in this prospectus supplement (some of which are beyond our control) and if we have not obtained such shareholder approval, we may not have enough authorized and unissued common shares available to cover the anti-dilution adjustments with respect to all holders of our series A mandatory convertible preferred shares.
The opportunity for equity appreciation provided by an investment in the series A mandatory convertible preferred shares is less than that provided by a direct investment in our common shares.
      The number of common shares which our series A mandatory convertible preferred shares will convert into will decrease if the applicable market value increases to $          . Therefore, the opportunity for equity appreciation provided by an investment in our series A mandatory convertible preferred shares is less than that provided by a direct investment in our common shares. Assuming the initial price accurately reflects fair market value, the market value of our common shares on November 15, 2008 must exceed the threshold appreciation price of $          before a holder of our series A mandatory convertible preferred shares will realize any equity appreciation.
Holders of our series A mandatory convertible preferred shares will have no rights as holders of common shares until they acquire our common shares.
      Until you acquire common shares upon conversion, you will have no rights with respect to our common shares, including voting rights (except as described under “Description of the Series A Mandatory Convertible Preferred Shares— Voting Rights” and as required by Bermuda law), rights to respond to tender offers and rights to receive any dividends or other distributions on our common shares. Upon conversion, you will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs on or after the conversion date.
Our series A mandatory convertible preferred shares have never been publicly traded and may never be publicly traded.
      There is no public market for our series A mandatory convertible preferred shares nor have we applied to have our series A mandatory convertible preferred shares listed on any exchange or included on any automated quotation system. Furthermore, there can be no assurance, that an active trading market will develop, or if developed, that an active trading market will be maintained. Also, the underwriters have advised us that they intend to facilitate secondary market trading by making a market in our series A mandatory convertible preferred shares. However, the underwriters are not obligated to make a market in our series A mandatory convertible preferred shares and may discontinue market making activities at any time.
Our series A mandatory convertible preferred shares will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.
      In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our series A mandatory convertible preferred shares only after all of our liabilities have been paid. In addition, our series A mandatory convertible preferred shares will effectively rank junior to all existing and future liabilities of our subsidiaries and the shares (other than common shares, with regard to which our claims will be pari passu with claims of third-party holders of such common shares) of our subsidiaries held by third parties. The rights of holders of our series A mandatory convertible preferred shares to participate in the assets of our subsidiaries, including ICPRe’s reinsurance obligations, upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. As of September 30, 2005, we had total consolidated liabilities of $1.2 billion, which does not include any reserves for future catastrophe losses. In the event of bankruptcy, liquidation or winding up due to losses incurred by ICPRe or otherwise there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our series A mandatory convertible preferred shares then issued and outstanding.
There are limitations on the ownership, transfer and voting rights of our series A mandatory convertible preferred shares.
      Our series A mandatory convertible preferred shares are subject to the limitations on transfer, ownership voting rights, and conversion described under “Description of the Series A Mandatory Convertible Preferred Shares— Limitations on, Transfer, Ownership Voting Rights and Conversion Rights”. These restrictions are in addition to, and not in substitution for, those which apply to our common shares and other shares by virtue of our bye-laws as described under “Description of Common Shares and Preferred Shares We May Offer” in the accompanying prospectus.
      The directors of the Company shall decline to register a transfer of series A mandatory convertible preferred shares (including to a purchaser of series A mandatory convertible preferred shares in this offering) if the directors have reason to believe that the effect of such transfer would be (1) to increase the number of total “Controlled Shares” (as defined in this prospectus supplement) of any person other than an AIG Person (as defined in this prospectus supplement) to ten percent (10%) or any higher percentage of our common shares (including these common shares constructively owned pursuant to Section 958 of the U.S. Internal Revenue Code by the relevant person) or (2) that an AIG Person would become or continue to be a “United States 25% Shareholder” (as defined in this prospectus supplement), in each case (1) and (2) on an Unadjusted Basis (as defined in this prospectus supplement). Our directors also may, in their absolute discretion, decline to register the transfer of the series A mandatory convertible shares as described under “Description of the Series A Mandatory Convertible Preferred Shares — Limitation on Transfer, Ownership, Voting Rights and Conversion Rights — Further Limitations.”
      In addition, with respect to any voting rights in which the series A mandatory convertible preferred shares or series of preferred shares so designated by our board of directors do not vote together with the common shares, each series A mandatory convertible preferred share, or each share of such other class or series of preferred shares so designated by the board of directors voting with the series A mandatory convertible preferred shares shall have one vote per share; provided, however, if and for so long as the number of issued Controlled Preferred Shares (as defined in this prospectus supplement) of any person would constitute ten percent (10%) or more of the total combined voting rights attaching to our issued preferred shares, each such issued Controlled Preferred Share, will have its voting power reduced so that its holder may not exercise more than approximately 9.9% of the total voting rights of the preferred shares.

Furthermore, the voting rights attaching to our series A mandatory convertible preferred shares will be reduced in a similar way in the event the series A mandatory convertible preferred shares or any other class or series of preferred shares so designated by our board of directors vote together with our common shares. In that case, each series A mandatory convertible preferred share or each share of such other class or series of preferred shares so designated by our board of directors will have one vote per preferred share and will be subject to the same voting cut-back provisions set forth in our bye-laws as if each such preferred share were one common share. For a description of the voting cut-back applicable to our common shares, see “Description of Common Shares and Preferred Shares We May Offer— Common Shares— Limitation on Voting Rights of Common Shares.”
There are limitations on a holder’s ability to convert the series A mandatory convertible preferred shares.
      No series A mandatory convertible preferred share may be converted, either mandatorily or at the option of the holder, under any circumstances if the conversion of such share (which we refer to as a “Non-Convertible Share”) will cause, on an “Unadjusted Basis” (as defined in this prospectus supplement) (1) any person (other than an AIG Person, as defined in this prospectus supplement) to become a 10% Shareholder, (2) an AIG Person to become a “United States 25% Shareholder”, or (3) the number of “Controlled Shares” (as defined in this prospectus supplement) of any person other than an AIG Person to be ten percent (10%) or any higher percentage of the common shares of the Company (including the common shares constructively owned pursuant to Section 958 of the U.S. Internal Revenue Code by the relevant person). Any holder of Non-Convertible Shares must dispose of such Non-Convertible Shares to a third party prior to the date of conversion.
      If any person (which we refer to as the “converting holder”) has nevertheless obtained and/or converted any series A mandatory convertible preferred shares, which resulted in any of the contingencies set forth in clause (1), (2) or (3) above, we, in our sole discretion, may either (1) acquire the common shares received pursuant to conversion of any such series A mandatory convertible preferred shares and held by such converting holder at a price per share equal to the lesser of (A) the closing price of such common shares on the date of purchase or (B) the closing price of the converted series A mandatory convertible preferred shares on the date of conversion; or (2) assign such right to acquire common shares to any person whose acquisition of such common shares will not result in any of the above-mentioned contingencies or (3) require that person to dispose of such common shares to a third party.
The series A mandatory convertible preferred shares provide limited conversion rate adjustments.
      The number of common shares that you are entitled to receive on the mandatory conversion date, the accelerated mandatory conversion date or as a result of early conversion of a share of series A mandatory convertible preferred shares, is subject to adjustment for certain events arising from share splits, subdivisions, consolidations and combinations, share dividends, bonus issues, certain cash dividends and certain other actions by us or a third party that modify our capital structure. See “Description of the Series A Mandatory Convertible Preferred Shares— Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including offerings of common shares for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the series A mandatory convertible preferred shares, but does not result in an adjustment to the conversion rate, will not occur. Further, we are not restricted from issuing additional common shares or securities convertible into common shares during the term of the series A mandatory convertible preferred shares and have no obligation to consider your interests for any reason. If we issue additional common shares or convertible securities, it may materially and adversely affect the price of our common shares and, because of the relationship of the number of shares to be received on the mandatory conversion date to the price of the common shares, such other events may adversely affect the trading price of the series A mandatory convertible preferred shares.
You may be required to recognize income upon an adjustment of the conversion rate.
      In general, any adjustment to the conversion rate that increases the interest of the holders who hold series A mandatory convertible preferred shares in our assets or earnings and profits will result in a constructive dividend distribution to such holders, and such holders will be subject to tax on this constructive dividend distribution to the extent of our earnings and profits even though no money will have actually been distributed. An exception to this rule provides that changes in the conversion rate made solely to avoid dilution of the interests of holders who hold series A mandatory convertible preferred shares will not result in a constructive dividend, but this exception specifically does not cover conversion rate adjustments that are made to compensate the holders of our series A mandatory convertible preferred shares for taxable cash or property distributions to other shareholders. As a result, some of the possible circumstances that could result in an adjustment to the conversion rate with respect to our series A mandatory convertible preferred shares are not covered by this exception. For example, an increase in the conversion rate in the event of distributions of cash, indebtedness or assets by us will generally result in deemed dividend treatment to holders of our series A mandatory convertible preferred shares to the extent of our applicable earnings and profits.
There are additional risk factors with respect to the common shares into which your convertible preferred shares will convert.
      Please see “Risk Factors— Risks Related to Our Securities— If you acquire more than 10% of the common shares, CFC rules may apply to you” and “Risk Factors— Risks Related to Our Securities— Under certain circumstances, you may be required to pay taxes on your pro-rata share of IPCRe’s or IPCRe Europe’s related party insurance income” in the accompanying Prospectus for additional tax risks related to the common shares into which your convertible preferred shares may convert.
There is no limitation on our issuance of securities that rank on parity with or senior to the series A mandatory convertible preferred shares.
      We may issue securities that rank pari passu with or senior to the series A mandatory convertible preferred shares without limitation. The issuance of securities ranking pari passu with or senior to the series A mandatory convertible preferred shares may reduce the amount recoverable by holders of the series A mandatory convertible preferred shares in the event of our liquidation, dissolution or winding-up.
If we do not close the concurrent offering of common shares, the market for your series A mandatory convertible preferred shares may be adversely affected.
      The separate offerings of series A mandatory convertible preferred shares and common shares are not contingent or conditional upon each other. Consequently, we may consummate the offering of series A mandatory convertible preferred shares without closing the concurrent offering of common shares. A failure to consummate the concurrent offering of common shares may have an adverse effect on the market price of the series A mandatory convertible preferred shares.
You may not be able to immediately exercise your right to elect two directors if we default on the dividends on your series A mandatory convertible preferred shares.
      Under the terms of the series A mandatory convertible preferred shares, you will have the right to elect two directors if we default on the payment of dividends on your series A mandatory convertible preferred shares or any other class or series of preferred shares so designated by our board for six quarterly dividend periods. In that event, you will be voting together with the holders of any such other series or classes of preferred shares as one class. We will use our reasonable best efforts to effectuate the election or appointment of these two directors. As our board of directors currently has six members, and since our bye-laws currently limit our board to not more than seven members, we may either seek to amend our bye-laws to increase the number of directors or to reduce the number of directors elected by the common shareholders at the next following annual general meeting, either through retirement of one or several directors or otherwise. We cannot be certain that the two directors to be elected by the holders of our series A mandatory convertible preferred shares will be elected immediately upon the occurrence of the sixth quarterly dividend payment default.

IPC HOLDINGS, LTD.
Business
      We provide property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2004 and during the six months ended June 30, 2005, approximately 87% and 85%, respectively, of our gross premiums written covered property catastrophe risks. Property catastrophe reinsurance covers unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2004 and during the nine months ended September 30, 2005, we had approximately 290 clients, including many of the leading insurance companies around the world. Approximately 45% of our clients in 2004 were based in the United States, and approximately 39% of gross premiums written during 2004 related primarily to U.S. risks. Our non-U.S. clients and covered risks are located principally in Europe, Japan, Australia and New Zealand.
Relationship with AIG
      IPC Holdings and its wholly-owned subsidiary, IPCRe, were formed as Bermuda companies and commenced operations in June 1993 through the sponsorship of AIG, a holding company incorporated in Delaware which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG purchased 24.4% of IPC Holdings’ initial share capital in 1993 and, as of September 30, 2005, AIG owned 11,722,000 common shares, or approximately 24.2%, of our issued and outstanding common shares. Since our formation, subsidiaries of AIG have provided administrative, investment management and custodial services to us, and the Chairman of the Boards of Directors of IPC Holdings, and of our subsidiaries IPCRe and IPCRe Underwriting Services Limited (“IPCUSL”), is also a director and officer of various subsidiaries of AIG. For a discussion of the limitation of voting rights of any 10% or more beneficial owner of common shares (including AIG) to less than 10% of total voting rights, see “Description of Common Shares and Preferred Shares We May Offer” in the attached prospectus.
      Of the total of 12,000,000 common shares offered in the concurrent common share offering, we are offering 2,900,000 directly to AIG at the public offering price. AIG’s intended purchase of 2,900,000 common shares in concurrent offering is designed to maintain AIG’s percentage ownership of common shares at approximately its current level. In the event the underwriters exercise their over-allotment option in the common share offering in whole or in part, we and AIG have agreed that we will sell AIG up to 290,000 additional common shares at the public offering price in order that AIG retain its approximate 24.2% ownership of issued and outstanding common shares.
      The Amended and Restated Administrative Services Agreement between American International Company, Limited (“AICL”), IPC Holdings and IPCRe is due to automatically renew for a further three-year period on June 30, 2006, unless written notice is provided IPC or by AICL to the other 180 days prior to such date. IPC and AICL are currently in discussions regarding some of the terms of this agreement.
Recent Developments
      In the third quarter of 2005, we recorded gross incurred losses of $800 million and $33 million for Hurricanes Katrina and Rita, respectively. These amounts were offset by the accrual of reinstatement premiums totaling $117 million.
      Hurricane Katrina was the largest industry loss in insurance and reinsurance history. We have not yet estimated our reserves for Hurricane Wilma, which made landfall in Florida on October 24, 2005. Preliminary information indicates that this storm has caused substantial insured losses, and we expect that we will need to establish appropriate reserves in the fourth quarter of 2005, which may have a corresponding impact on our fourth quarter results of operations. While it is too early to derive a meaningful estimate of our losses from this event, publicly reported modeling company estimates of the industry loss from this event currently range from $4 billion to $10 billion, although actual industry losses may differ substantially from these preliminary estimates. Our experience of recent storms of this magnitude indicates that our market share of industry losses may be in the range 0.6% to 0.9%, although our actual share may substantially differ from this range. Incurred losses will be partially mitigated by reinstatement premiums for those contracts affected, other than those already impacted by any of this year’s earlier storms.
      The Offerings will substantially utilize our authorized, but unissued, common share capital, and we intend in the future to seek shareholder approval for an increase in our authorized share capital to permit additional issuances of common shares or other equity securities. We may also offer additional classes or series of preferred shares under our existing share authorization and shelf registration.
Business Strategy
      Our principal strategy is to provide property catastrophe excess of loss reinsurance programs to a geographically diverse, worldwide clientele of primary insurers with whom we maintain long-term relationships. Under excess of loss contracts, we begin paying losses when our customers’ claims from a particular catastrophic event exceed a specified amount (known as an attachment point), and our maximum liability is capped at an amount specified in our reinsurance contracts. To a lesser extent, we also seek to provide these clients with other excess of loss short-tail reinsurance products. On a limited basis, we provide similar reinsurance programs and products to reinsurers. We periodically consider underwriting additional lines of property/casualty coverage, including on a non-excess of loss basis, provided losses can be limited in a manner comparable to that described below.
      The primary elements of our strategy include:
      Disciplined Risk Management. We seek to limit and diversify our loss exposure through six principal mechanisms: (i) writing substantially all of our premiums on an excess of loss basis, which limits our ultimate exposure per contract and permits us to determine and monitor our aggregate loss exposure; (ii) adhering to maximum limitations on reinsurance accepted in defined geographical zones; (iii) limiting program size for each client in order to achieve diversity within and across geographical zones; (iv) administering risk management controls appropriately weighted with our modeling techniques, as well as our assessment of qualitative factors (such as the quality of the cedent’s management and capital and risk management strategy); (v) utilizing a range of attachment points for any given program in order to balance the risks assumed with the premiums written; and (vi) prudent underwriting of each program written. Historically, we have declined to renew existing business if the terms were unfavorable or if the exposure would violate any of these limitations. We utilize a limited amount of retrocessional protection. Therefore, we retain most of the risk in the reinsurance contracts we write and pay a relatively small amount in retrocession premiums.
      Capital-Based Exposure Limits. Each year, we establish maximum limitations on reinsurance accepted in defined geographic zones on the basis of, and as a proportion of, shareholders’ equity.
      Client Selection and Profile. We believe that establishing long-term relationships with insurers who have sound capital and risk management strategies is key to creating long-term value for our shareholders. We have successfully attracted customers that are generally sophisticated, long-established insurers who desire the assurance not only that claims will be paid, but that reinsurance will continue to be available after claims have been paid. We believe our financial stability, ratings from S & P and A.M. Best Company and growth of capital are essential for creating and maintaining these long-term relationships.
      Capital Management and Shareholder Returns. We manage our capital relative to our risk exposure in an effort to maximize sustainable long-term growth in shareholder value, while recognizing that catastrophic losses will adversely impact short-term financial results from time to time. We seek growth of

IPC’s capital to protect it from major catastrophes, to ensure ongoing customer relationships and to support premium growth opportunities.
      Disciplined Investment Management. In light of the risks of our underwriting business, our primary investment strategy is capital preservation. Current investment guidelines permit investments in equities up to a maximum of 20% of the total portfolio, up to 7.5% in hedge funds and our fixed maturity investments are substantially limited to the top three investment grades or the equivalent thereof, at the time of purchase. At September 30, 2005 our equity and hedge fund investments consisted of four managed funds: an institutional index fund, which tracks the investment returns of the S&P 500 Index, a fund of hedge funds, an American equity fund and a global equity fund. The last three funds are managed by a subsidiary of AIG. These investments represented 22.4% of the total fair value of our investment portfolio on September 30, 2005. On that date, 75.4% of our cash and fixed maturity investments consisted of cash and cash equivalents, U.S. Treasuries or other government agency issues and investments with an AAA or AA rating.
Capsule Results of Operations, Nine Months Ended September 30, 2005 and 2004
      Our net loss for the nine months ended September 30, 2005 was $(548.6) million, compared to net income of $130.0 million for the nine months ended September 30, 2004. While we have continued to benefit from increases to written and earned premiums, these increases in revenues were offset by a significant increase in net losses and loss adjustment expenses, primarily resulting from Hurricane Katrina, as discussed below.
      In the nine months ended September 30, 2005, we wrote premiums of $458.8 million, compared to $343.8 million in the nine months ended September 30, 2004, an increase of 33%. Written premiums in the nine months ended September 30, 2005 were higher primarily because of reinstatement premiums totaling $133.4 million, compared to $19.8 million in the nine months ended September 30, 2004.
      We retroceded premiums of $20.4 million in the nine months ended September 30, 2005, compared to the $18.0 million ceded in the corresponding period of 2004. Net premiums earned in the nine months ended September 30, 2005 were $376.5 million, compared to $261.7 million in the corresponding period of 2004. Excluding the impact of reinstatement premiums, net premiums earned were generally flat in the first nine months of 2005 in comparison to earned premiums in the corresponding period of 2004.
      Net investment income was $48.1 million in the nine months ended September 30, 2005, compared to $37.6 million for the corresponding period of 2004. The overall yield of the fixed income portfolio was higher for the nine months ended September 30, 2005 than for the corresponding nine months in 2004, due to increasing interest rates and the flattening yield curve. This factor was also enhanced by the increase in the average balance of invested assets in the nine months ended September 30, 2005 over the average balance for the nine months ended September 30, 2004, because of positive operating cash flows in the period. There was a net realized loss of $(4.2) million from investments in the nine months ended September 30, 2005, compared to a net gain of $7.3 million in the nine months ended September 30, 2004.
      In the nine months ended September 30, 2005, we incurred net losses and loss adjustment expenses of $918.3 million, compared to $134.4 million in the corresponding period of 2004. Losses in the first nine months of 2005 include $800 million from Hurricane Katrina, $33 million for Hurricane Rita, $7 million for the floods that affected Europe in August, $7 million for Hurricane Dennis which made landfall in Florida in July. Events from which we incurred losses earlier in 2005 include cyclone Erwin which struck northern Europe, especially Scandinavia in January of this year; the Suncor energy loss in Canada, and an increase to the estimate of our loss from the Tsunami which affected south-east Asia in late December 2004. Other losses include reserves established for pro rata treaty business, as well as development from other prior year events, including the hurricanes which made landfall in Florida during the third quarter of 2004.

      Net acquisition costs incurred, which consist primarily of commissions and brokerage fees paid to intermediaries for the production of business, were $30.7 million for the nine months ended September 30, 2005, compared to $27.7 million in the corresponding period of 2004. General and administrative expenses were $21.0 million in the nine months ended September 30, 2005, compared to $16.3 million in the corresponding period of 2004.
Our Executive Offices
      Our registered office and principal executive offices are located at 29 Richmond Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 298-5100.

CAPITALIZATION
      The following table sets forth our consolidated capitalization as of September 30, 2005, on an actual basis, as adjusted to reflect the Offering, and as adjusted to reflect each of the Offerings, and the application of the net proceeds therefrom, as described elsewhere in this prospectus supplement and the accompanying prospectus. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

		As	As adjusted
		adjusted	for each of
		for this	the
	Actual	Offering	Offerings

	($ in millions)
Debt outstanding	—	—	—
Shareholders’ equity
Preferred Shares, $0.01 par value; 25,000,000 shares authorized: issued— 0 actual 11,000,000 series A mandatory convertible preferred shares, as adjusted(2)(3)	—	—
Common Shares, $0.01 par value; 75,000,000 shares authorized: issued— 48,486,985 actual, 60,486,985 as adjusted(1)(2)(3)	0.5
Additional paid-in capital	855.9
Retained earnings	139.8
Accumulated other comprehensive income	85.0	85.0	85.0

Total Shareholders’ equity	1,081.2

(1)	Assumes no exercise of the underwriters’ over-allotment or the sale of 290,000 additional common shares to AIG at the public offering price.

(2)	Gives effect to the underwriters’ discount.

(3)	Gives effect to our estimated expenses of the offering.
      The separate Offerings of series A mandatory convertible preferred shares and common shares are not contingent or conditional upon each other and there can be no assurance that we will consummate either of the Offerings.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. The selected statement of operations data for the years ended December 31, 2004, 2003 and 2002 and the selected balance sheet data as of December 31, 2004, 2003 and 2002 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. The selected consolidated financial information as of and for the nine months ended September 30, 2005 and 2004 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, which statements reflect, in the opinion of management, all normal recurring adjustments considered necessary for a fair presentation of our consolidated results of operations and financial condition for the periods presented. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. These historical results are not necessarily indicative of results to be expected for any future period.
      The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,	Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)		($ in thousands)
Statement of Income Data
Gross premiums written	$458,815	$343,751	$378,409	$322,762	$259,685
Net premiums earned	376,458	261,662	$354,882	$298,901	$226,404
Net investment income	48,103	37,603	$51,220	$47,089	$49,320
Other income	4,277	3,118	4,296	3,348	2,684
Net loss and loss adjustment expenses incurred	918,347	134,401	215,608	54,382	38,775
Net acquisition costs	30,722	27,721	37,682	30,867	24,521
General and administrative expenses	20,993	16,341	23,151	19,103	13,893
Net foreign exchange loss/ (gain)	3,160	1,203	1,290	(1,910)	(1,554)
Net realized gains/ (losses), on investments	(4,180)	7,261	5,946	13,733	(44,867)
Net (loss) income	(548,564)	129,978	138,613	260,629	157,906
Net (loss) income per common share(1)	$(11.34)	$2.69	$2.87	$5.40	$3.27
Weighted average shares outstanding(1)	48,354,839	48,362,411	48,376,865	48,302,579	48,266,444
Cash dividend per common share	0.72	0.64	0.88	0.72	—
Other Data
Loss and loss adjustment expense ratio(2)	244.0%	51.4%	60.8%	18.2%	17.1%
Expense ratio(2)	13.7%	16.8%	17.1%	16.7%	17.0%
Combined ratio	257.7%	68.2%	77.9%	34.9%	34.1%
Return on average equity(3)	(39.9)%	8.1%	8.6%	18.2%	13.2%
Balance Sheet Data (at end of period)
Total cash and investments	$1,999,749	$1,856,843	$1,901,094	$1,671,423	$1,387,162
Reinsurance premiums receivable	237,581	118,079	85,086	61,194	50,328
Total assets	2,286,462	2,023,894	2,028,290	1,769,458	1,473,975
Reserve for losses and loss adjustment expenses	1,044,324	224,207	274,463	123,320	119,355
Unearned premiums	134,034	131,502	68,465	61,795	51,902
Total shareholders’ equity	$1,081,239	$1,646,267	$1,668,439	$1,569,159	$1,291,483
Basic book value per common share(4)	$22.35	$34.09	$34.53	$32.53	$26.81
Diluted book value per common share(5)	$22.33	$34.02	$34.44	$32.46	$26.75

(1)	Net income per common share is calculated upon the weighted average number of common shares outstanding during the relevant year. The weighted average number of shares includes common shares and the dilutive effect of employee stock options and stock grants, using the treasury stock method. The net loss per common share for the nine-month period ended September 30, 2005 are calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of the employee stock options and stock grants.

(2)	The loss and loss adjustment expense ratio is calculated by dividing the net losses and loss expenses incurred by the net premiums earned. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.

(3)	Return on average equity is calculated as the annual net (loss) income divided by the average of the shareholders’ equity on the first and last day of the respective year.

(4)	Basic book value per common share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date.

(5)	Diluted book value per common share is calculated as shareholders’ equity divided by the number of common shares issued and outstanding on the balance sheet date, after considering the dilutive effects of stock grants and the options granted to employees, calculated using the treasury stock method. At September 30, 2005 the average weighted number of shares issued and outstanding, including the dilutive effect of employee stock options and stock grants using the treasury stock method was 48,419,409.

USE OF PROCEEDS
      We estimate that we will receive approximately $           million in net proceeds from this Offering, based upon the offering price of $           per series A mandatory convertible preferred share, after deducting approximately $           million in underwriting discounts and commissions and our estimated expenses of this offering. If each of the Offerings are completed, we estimate that we will receive approximately $           million in aggregate net proceeds, after deducting approximately $           million in underwriting discounts and commissions and our estimated expenses for the Offerings. These amounts do not reflect the underwriters’ exercise of their over-allotment option for the offering of common shares (nor the concurrent sale of the 290,000 additional common shares to AIG), which if exercised in full would result in additional net proceeds of up to approximately $           million. We intend to use the net proceeds from the Offerings to provide additional capital for reinsurance operations and general corporate purposes. The separate Offerings of series A mandatory convertible preferred shares and common shares are not contingent or conditional upon each other and there can be no assurance that we will consummate either of the offerings.
RATIO OF EARNINGS TO FIXED CHARGES
      Our consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2004 and the nine-month period ended September 30, 2005 are as follows:

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2005	2004	2003	2002	2001	2000

	($ in thousands)
Net (Loss) Income	$(548,564)	$138,613	$260,629	$157,906	$(3,933)	$44,225
Fixed Charges	0	0	0	0	0	0
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—
PRICE RANGE OF COMMON SHARES
      Our common shares are quoted on the Nasdaq National Market System under the symbol “IPCR”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common shares as reported on the Nasdaq National Market System. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

	High	Low

Year ended December 31, 2003
1st Quarter	$32.38	$26.93
2nd Quarter	35.90	29.95
3rd Quarter	36.59	33.30
4th Quarter	39.39	34.93

Year ended December 31, 2004
1st Quarter	$43.10	$37.80
2nd Quarter	40.95	34.78
3rd Quarter	39.00	36.04
4th Quarter	45.00	36.50

Year ended December 31, 2005
1st Quarter	$43.90	$38.20
2nd Quarter	40.25	36.75
3rd Quarter	42.31	28.25
4th Quarter (through October 25, 2005)	32.70	25.01
      Our common shares are also listed on the Bermuda Stock Exchange.
      On October 25, 2005, the last reported sale price for our common shares was $26.75 per share. As of September 30, 2005, there were approximately 68 holders of record of our common shares.

COMMON SHARE DIVIDENDS
      On October 25, 2005, we declared a dividend of $0.16 per common share, payable on December 15, 2005 to shareholders of record on November 29, 2005. In March, June and September 2005, we paid dividends of $0.24 per common share to our shareholders.
      In March and June 2004 we paid dividends of $0.20 per common share, and in September and December 2004 we paid dividends of $0.24 per common share. In March and June 2003 we paid dividends of $0.16 per common share, and in September and December 2003 we paid dividends of $0.20 per common share. The amount and timing of dividends is at the discretion of our board of directors and is dependent upon our profits and financial requirements, as well as loss experience, business opportunities and any other factors that the board deems relevant. In addition, if we have funds available for distribution, we may nevertheless determine that such funds should be retained for the purposes of replenishing capital, expanding premium writings or other purposes.
      IPC Holdings is a holding company and conducts no reinsurance operations of its own. Its cash flows are otherwise limited to distributions from IPCRe and IPCUSL by way of dividends or loans. We will rely on cash dividends or loans from IPCRe to pay cash dividends, if any, to our shareholders. The payment of dividends by IPCRe to us is limited under Bermuda law and regulations, including Bermuda insurance law. Under the Insurance Act 1978 of Bermuda, and related regulations, as amended, which we refer to as the “Insurance Act”’, IPCRe is required to maintain a minimum solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if to do so would cause IPCRe to fail to meet its minimum solvency margin and minimum liquidity ratio. Under the Insurance Act, IPCRe is prohibited from paying dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the Bermuda Monetary Authority at least seven days before payment of such dividend an affidavit stating that the declaration of such dividends has not caused it to fail to meet its minimum solvency margin and minimum liquidity ratio. The Insurance Act also prohibits IPCRe from declaring or paying dividends without the approval of the Bermuda Monetary Authority if IPCRe failed to meet its minimum solvency margin and minimum liquidity ratio on the last day of the previous financial year. The maximum amount of dividends which could be paid by IPCRe to IPC Holdings at September 30, 2005 without such notification is approximately $266.0 million. In addition, IPCRe is prohibited under the Insurance Act from reducing its opening total statutory capital by more than 15% without the approval of the Bermuda Monetary Authority. As a result of these factors, there can be no assurance that our dividend policy will not change or that we will declare or pay any dividends. For a discussion of our credit agreement, see “IPC Holdings is a holding company, and consequently, is dependent on IPCRe’s payments of cash dividends or making of loans” on page S-12 of this prospectus supplement.

SUMMARY DESCRIPTION OF CONCURRENT OFFERING OF COMMON SHARES
      Concurrently with this offering, we are offering to the public, by means of a separate prospectus supplement, 12,000,000 common shares, par value $0.01 per share (or 13,200,000 common shares, if the underwriters exercise in full their option to purchase additional common shares). None of the separate offerings of series A mandatory convertible preferred shares and common shares is contingent or conditional upon each other.
      Of the total of 12,000,000 common shares offered in the concurrent common share offering, we are offering 2,900,000 directly to AIG at the public offering price. As of September 30, 2005, AIG owned 11,722,000 common shares, or approximately 24.2% of our issued and outstanding common shares. AIG’s intended purchase of 2,900,000 common shares in the concurrent offering is designed to maintain AIG’s percentage ownership of common shares at approximately its current level. In the event the underwriters exercise their over-allotment option in the common share offering in whole or in part, we and AIG have agreed that we will sell AIG up to 290,000 additional common shares at the public offering price in order that AIG retain its approximate 24.2% ownership of our issued and outstanding common shares.

DESCRIPTION OF THE SERIES A MANDATORY CONVERTIBLE PREFERRED SHARES
      The following description of the terms of the series A mandatory convertible preferred shares supplements the description of the general terms and provisions of the preferred shares set forth under “Description of Common Shares and Preferred Shares We May Offer” beginning on page 32 of the accompanying prospectus. The following summary of the terms of the series A mandatory convertible preferred shares does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations creating the series A mandatory convertible preferred shares, which will be included as an exhibit to documents that we file with the SEC. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.
General
      On                     , 2005, the pricing committee of our board of directors approved the certificate of designations setting forth the specific rights, preferences, limitations and other terms of the series A mandatory convertible preferred shares.
      Our series A mandatory convertible preferred shares will constitute a single series of our preferred shares, consisting initially of 11,000,000 series A mandatory convertible preferred shares. The holders of our series A mandatory convertible preferred shares will have no preemptive rights. All of our series A mandatory convertible preferred shares, when issued and paid for, will be fully paid and non-assessable.
      Our series A mandatory convertible preferred shares will rank as to payment of dividends and distributions of assets upon our dissolution, liquidation or winding up:

•	senior to our common shares and any other class or series of junior stock;

•	on a parity with any other class or series of parity stock;

•	junior to all our existing and future debt obligations; and

•	junior to any class or series of our share capital the terms of which provide that such class or series will rank senior to our series A mandatory convertible preferred shares.
in each case, whether now issued and outstanding or to be issued in the future.
      As used in this prospectus supplement, “junior stock” means any class or series of our shares that ranks junior to the series A mandatory convertible preferred shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of IPC Holdings. Junior stock includes our common shares.
      As used in this prospectus supplement, “parity stock” means any class or series of our shares that ranks equally with the series A mandatory convertible preferred shares both as to payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of IPC Holdings.
Reservation of Common Shares for Issuance Upon Conversion
      We will at all times reserve and keep available out of our authorized and unissued common shares, solely for issuance upon the conversion of our series A mandatory convertible preferred shares, that number of common shares as will from time to time be issuable upon the conversion of all our series A mandatory convertible preferred shares that are then issued and outstanding. Any series A mandatory convertible preferred shares cancelled as a result of conversion into our common shares or otherwise reacquired by us will resume the status of authorized and unissued preferred shares, will be undesignated as to series, and will be available for subsequent issuance.

Cumulative Dividends

General
      Dividends on our series A mandatory convertible preferred shares will be payable quarterly in cash, when and if declared, on the fifteenth day of February, May, August and November of each year prior to the mandatory conversion date (or the following business day if such day is not a business day), and on the mandatory conversion date (each, a “Dividend Payment Date”) at the annual rate of $           per share, subject to adjustment for share splits, subdivisions, consolidations, combinations, reclassifications or other similar events involving our series A mandatory convertible preferred shares. The initial dividend on our series A mandatory convertible preferred shares, for the first dividend period, assuming the issue date is November      , 2005, will be $           per share, and will be payable, when and if declared, on February 15, 2006. Each subsequent quarterly dividend on our series A mandatory convertible preferred shares, when and if declared, will be $           per share, subject to adjustment for share splits, subdivisions, consolidations, combinations, reclassifications or other similar events involving our series A mandatory convertible preferred shares.
      The amount of dividends payable on each series A mandatory convertible preferred share for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, which shall be not more than 60, nor less than 10 days, preceding the payment date thereof. Any dividend payment made on the series A mandatory convertible preferred shares shall first be credited against the earliest accrued but unpaid dividend with respect to series A mandatory convertible preferred shares that remains payable.
      A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the first date of issuance of our series A mandatory convertible preferred shares. Except as provided under “—Liquidation Preference” below, dividends payable, when and if declared, on a Dividend Payment Date will be payable to holders as they appear on our register of members on the applicable record date, which shall be the last calendar day of the month preceding such Dividend Payment Date or such other record date fixed by our board of directors that is not be more than 60 nor less than 10 days prior to such Dividend Payment Date. We are only obligated to pay a dividend on our series A mandatory convertible preferred shares if our board of directors, or an authorized committee thereof, declares the dividend payable and we are then legally permitted to pay the dividend.
      Dividends on our series A mandatory convertible preferred shares shall accrue and cumulate if we fail to declare one or more dividends on our series A mandatory convertible preferred shares in any amount, whether or not we are then legally permitted to pay such dividends and whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends.
      No dividends on series A mandatory convertible preferred shares shall be declared by our board of directors or paid or set aside for payment at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting aside for payment or provide that such declaration, payment or setting aside for payment would constitute a breach thereof or default thereunder, or if such declaration, payment or setting apart shall be restricted or prohibited by applicable law.
      We are not obligated to, and we will not pay holders of our series A mandatory convertible preferred shares any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. We are also not obligated to and we will not pay holders of our series A mandatory convertible preferred shares any dividend in excess of the full dividends on our series A mandatory convertible preferred shares that are payable as described herein.

      If our board of directors, or an authorized committee thereof, does not declare or pay a dividend in respect of any Dividend Payment Date, our board of directors or an authorized committee thereof may declare and pay the dividend on any other date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend will be holders of our series A mandatory convertible preferred shares as they appear on our register of members on a record date selected by the board of directors or an authorized committee thereof. That date must (i) not be less than 10 days prior to the date the dividend is paid and (ii) not be more than 60 days prior to the date the dividend is paid. See “Risk Factors — Risks Related to Our Business — IPC Holdings is a holding company, and consequently, is dependent on IPCRe’s payments of cash dividends or making of loans.”

Priority of Dividends
      So long as any series A mandatory convertible preferred shares remain outstanding for any dividend period, unless the full cumulative unpaid dividends on all outstanding series A mandatory convertible preferred shares and parity stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside for payment: (1) no dividend shall be paid or declared on any junior stock, other than a dividend payable solely in junior stock; and (2) no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (A) as a result of a reclassification of junior stock for or into other junior stock or the exchange or conversion of one share of junior stock for or into another share of junior stock or (B) through the use of the proceeds of a substantially contemporaneous sale of junior stock).
      When dividends are not paid or duly provided for in full on any Dividend Payment Date for the series A mandatory convertible preferred shares and any shares of parity stock, all dividends declared upon the series A mandatory convertible preferred shares and all such parity stock and payable on such dividend payment date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per series A mandatory convertible preferred share and all parity stock payable on such Dividend Payment Date bear to each other. In the case of any parity stock having dividend payment dates different from the Dividend Payment Dates pertaining to the series A mandatory convertible preferred shares, the measurement date for such parity stock shall be the dividend payment date falling within the related dividend period for the series A mandatory convertible preferred shares.
Mandatory Conversion
      Each of our series A mandatory convertible preferred shares, unless previously converted, will automatically convert on November 15, 2008, which we call the mandatory conversion date, into a number of common shares equal to the conversion rate described below. In addition to the number of common shares issuable upon conversion of each series A mandatory convertible preferred share on the mandatory conversion date, holders will have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on our series A mandatory convertible preferred shares, whether or not declared prior to that date, for the then-current dividend period until the mandatory conversion date and all prior dividend periods (other than previously declared dividends on our series A mandatory convertible preferred shares payable to holders of record as of a prior date), provided that we are legally permitted to pay such dividends at such time.
      The conversion rate, which is the number of common shares into which each of our series A mandatory convertible preferred shares will convert, will, subject to adjustment as described under “—Anti-Dilution Adjustments” below, be as follows:

•	if the applicable market value (as defined below) of our common shares is equal to or greater than $ , which we call the “threshold appreciation price,” then the conversion rate will be common shares per series A mandatory convertible preferred share (the “minimum conversion rate”), which is equal to the liquidation preference amount divided by $ (the threshold appreciation price);

•	if the applicable market value of our common shares is less than $ (the threshold appreciation price) but greater than $ , which we call the “initial price,” then the conversion rate will be equal to the liquidation preference amount divided by the applicable market value of our common shares; or

•	if the applicable market value of our common shares is less than or equal to $ the initial price), then the conversion rate will be 1.0000 common share per series A mandatory convertible preferred share (the “maximum conversion rate”), which is equal to the liquidation preference amount divided by $ (the initial price).
      We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.”
      Accordingly, assuming that the market price of our common shares on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares you receive upon conversion will be:

•	greater than the liquidation preference of our series A mandatory convertible preferred shares if the applicable market value is greater than the threshold appreciation price,

•	equal to the liquidation preference if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

•	less than the liquidation preference if the applicable market value is less than the initial price.
      “Applicable market value” means the average of the closing prices per share of our common shares on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. The “initial price” is the closing price of our common shares on the Nasdaq National Market System on                     , 2005. The threshold appreciation price represents an approximately      % appreciation over the initial price.
      The “closing price” of our common shares or any securities distributed in a spin-off, as the case may be, on any date of determination means the closing sale price or, if no closing sale price is reported, the average of the average closing bid and ask prices or, if more than one in either case, the average of the average closing bid and closing ask prices on the Nasdaq National Market on that date. If our common shares or any such securities distributed in a spin-off, as the case may be, are not traded on the Nasdaq National Market System on any date of determination, the closing price of our common shares or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common shares or such securities are so listed or quoted, or if our common shares or such securities are not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for our common shares or such securities is so reported, the last quoted bid price for our common shares or such securities in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of our common shares or such securities on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.
      A “trading day” is a day on which our common shares:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common shares.

Conversion
      Conversion into common shares will occur on the mandatory conversion date, unless:

•	you have converted your series A mandatory convertible preferred shares prior to the mandatory conversion date, in the manner described in “—Conversion at the Option of the Holder”;

•	we are involved in a merger, amalgamation or consolidation prior to the mandatory conversion date in which at least 30% of the consideration for our common shares consists of cash or cash equivalents, and you have converted your series A mandatory convertible preferred shares through an exercise of the merger early conversion right in the manner described in “—Early Conversion upon Cash Merger;” or

•	we accelerate the mandatory conversion date as described below under “—Acceleration of Mandatory Conversion at our Option” if we or any other person submits to the holders of the our shares a proposal for an amalgamation or if we or any other person submits any proposal for any other matter that, under Bermuda law, requires for its validation or effectuation an affirmative vote of the holders of the series A mandatory convertible preferred shares.
      On the mandatory conversion date certificates representing our common shares will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing our series A mandatory convertible preferred shares, if our series A mandatory convertible preferred shares are held in certificated form.
      The person or persons entitled to receive the common shares issuable upon conversion of the series A mandatory convertible preferred shares will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the common shares issuable upon conversion of our series A mandatory convertible preferred shares will not be deemed to be issued and outstanding for any purpose and you will have no rights with respect to the common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common shares, by virtue of holding our series A mandatory convertible preferred shares.
Conversion at the Option of the Holder
      Holders of our series A mandatory convertible preferred shares have the right to convert the series A mandatory convertible preferred shares, in whole or in part, at any time prior to the mandatory conversion date, into our common shares at the minimum conversion rate of                     common shares per share of our series A mandatory convertible preferred shares, subject to adjustment as described under “—Anti-Dilution Adjustments” below.
      In addition to the number of common shares resulting from conversion of each of our series A mandatory convertible preferred shares at the option of the holder on the effective date of any early conversion (herein referred to as the early conversion date), each converting holder will have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on such converted series A mandatory convertible preferred share(s), whether or not declared prior to that date, for the portion of the then-current dividend period until the early conversion date and all prior dividend periods (other than previously declared dividends on our series A mandatory convertible preferred shares payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. Except as described above, upon any optional conversion of our series A mandatory convertible preferred shares, we will make no payment or allowance for unpaid dividends on our series A mandatory convertible preferred shares.
Early Conversion upon Cash Merger
      Prior to the mandatory conversion date, if we are involved in a merger, amalgamation or consolidation (other than a merger, amalgamation or consolidation in which we are the continuing company and in which our common shares issued and outstanding immediately prior to the merger, amalgamation or consolidation are not exchanged for cash, securities or other property) in which at least 30% of the consideration for our common shares consists of cash or cash equivalents, which we refer to as a “cash merger,” then on or after the date of the cash merger until the date on which the merger early conversion right (as defined below) must be exercised, each holder of our series A mandatory convertible preferred shares will have the right to convert our series A mandatory convertible preferred shares at the conversion rate determined as set forth under “—Mandatory Conversion” as if the trading day immediately before the cash merger were the mandatory conversion date. We refer to this right as the “merger early conversion right.” We or the surviving or continuing company in the merger, amalgamation or consolidation will provide each holder with a notice of the completion of a cash merger within five business days thereof. The notice will specify the conversion date, which shall be not less than 20 nor more than 35 days after the date of the notice, on which the merger early conversion will occur and the date by which each holder’s merger early conversion right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the merger early conversion right, a holder must deliver to the transfer agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s series A mandatory convertible preferred shares, if our series A mandatory convertible preferred shares are held in certificated form. If a holder exercises the merger early conversion right, we or the surviving or continuing company will deliver or cause to be delivered to such holder on the merger early conversion date the net cash, securities and other property that such holder would have been entitled to receive if it had converted its series A mandatory convertible preferred shares immediately before the cash merger at the conversion rate (determined as set forth under “—Mandatory Conversion”) in effect at such time as described above and, assuming that such holder was not the counterparty to the cash merger or an affiliate of such other party and did not exercise any rights of election with respect to the kind or amount of consideration to be received. If a holder does not elect to exercise the merger early conversion right, such holder’s series A mandatory convertible preferred shares will remain issued and outstanding and subject to conversion on the mandatory conversion date or any applicable optional conversion date.
      In addition to the number of common shares issuable upon conversion of each series A mandatory convertible preferred share at the option of the holder on the effective date of any merger early conversion (herein referred to as the merger early conversion date), each converting holder will have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on such converted series A mandatory convertible preferred share(s), whether or not declared prior to that date, for the portion of the then-current dividend period until the merger early conversion date and all prior dividend periods (other than previously declared dividends on our series A mandatory convertible preferred shares payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends.
Acceleration of Mandatory Conversion Date at our Option
      At any time prior to the mandatory conversion date, if we or any other person submits to the holders of our shares a proposal for an amalgamation or if we or any other person submits any proposal for any other matter that, under Bermuda law, requires for its validation or effectuation an affirmative vote of the holders of the series A mandatory convertible preferred shares at the time issued and outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class, we may, by not less than 30 nor more than 60 days’ prior written notice to the relevant holders, accelerate the mandatory conversion date (which we refer to as the “accelerated mandatory conversion date”) of all of the issued and outstanding series A convertible preferred shares at the maximum conversion rate of 1.0000 common share per series A mandatory convertible preferred share, as adjusted, as described under “Description of the Series A Mandatory Convertible Preferred Shares—Anti-dilution Adjustments.
      The holders of series A mandatory convertible preferred shares on the accelerated mandatory conversion date will receive an amount in cash equal the sum of (A) all accrued, cumulated and unpaid dividends on the series A mandatory convertible preferred shares, whether or not declared prior to that date, for the then current dividend period until the accelerated mandatory conversion date and all prior dividend periods (other than previously declared dividends on the series A mandatory convertible preferred shares payable to holders of record as of a prior date), if we are legally permitted to pay such dividends at such time, and (B) the present value of all remaining future dividend payments on your series A mandatory convertible preferred shares through and including November 15, 2008.
      The present value of the remaining future dividend payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to November 15, 2008, provided, however, that if the then remaining term to November 15, 2008 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to November 15, 2008 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
Anti-dilution Adjustments
      Each fixed conversion rate and, consequently, the number of common shares to be delivered upon conversion will be adjusted if:

(1)	We pay dividends (and bonus issues and other distributions) on our common shares in common shares.

(2)	We issue to all holders of our common shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase our common shares at less than the “current market price,” as defined below, of our common shares on the date fixed for the determination of shareholders entitled to receive such rights or warrants.
      (3) We subdivide, split, consolidate or combine our common shares.

(4)	We distribute to all holders of our common shares evidences of our indebtedness, shares, securities, cash or other assets (excluding any dividend, bonus issue or distribution covered by clause (1) or (3) above, any rights or warrants referred to in (2) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend or bonus issue of shares of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in which event each fixed conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by a fraction,

•	the numerator of which is the current market price per share of our common shares on the date fixed for determination, and

•	the denominator of which is the current market price per share of our common shares minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of the evidences of indebtedness, shares, securities, cash or other assets so distributed applicable to one common share.

In the event that we make a distribution to all holders of our common shares consisting of shares of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate will be adjusted by multiplying such conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which is the current market price per share of our common shares as of the fifteenth trading day after the “ex-date” for such distribution, plus the fair market value of the portion of those shares or similar equity interests so distributed applicable to one common share as of the fifteenth trading day after the “ex-date” for such distribution, and the denominator of which is the current market price per share of our common shares, in each case as of the fifteenth trading day after the “ex-date” for such distribution.

(5)	We make a distribution consisting exclusively of cash to all holders of our common shares, excluding (a) any cash dividend on our common shares to the extent that the aggregate cash dividend per share of our common shares does not exceed (i) $0.16 in any fiscal quarter in the case of a quarterly dividend or (ii) $0.64 in the prior twelve months in the case of an annual dividend (each such number, the “dividend threshold amount”), (b) any cash that is distributed in a reorganization event (as described below) or as part of a distribution referred to in clause (4) above, (c) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, in which event, each fixed conversion rate in effect immediately prior to the close of business on the date fixed for determination of the holders of our common shares entitled to receive such distribution will be multiplied by a fraction,

•	the numerator of which will be the current market price of our common shares on the date fixed for such determination; and

•	the denominator of which will be the current market price of our common shares on the date fixed for such determination less the amount per share of such dividend or distribution. If an adjustment is required to be made as set forth in this clause as a result of a distribution

•	that is a quarterly or annual dividend, such adjustment would be based on the amount by which such dividend exceeds the applicable dividend threshold amount, or

•	that is not a quarterly or annual dividend, such adjustment would be based on the full amount of such distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever fixed conversion rates are adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed conversion rates pursuant to this clause (5) or clause (2), (4), (6) or (7).

(6)	We or any of our subsidiaries successfully complete a tender or exchange offer for our common shares to the extent that the cash and the value of any other consideration included in the payment per share of our common shares exceeds the current market price per share of our common shares on the seventh trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event each fixed conversion rate in effect immediately prior to the opening of business on the eighth trading day after the date of expiration of the tender or exchange offer will be divided by a fraction:

•	the numerator of which shall be equal to (A) the product of (I) the current market price per share of our common shares on the seventh trading day after the date of expiration of the tender or exchange offer multiplied by (II) the number of common shares issued and outstanding (including any shares validly tendered and not withdrawn) at such time less (B) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the common shares purchased in such tender or exchange offer, and

•	the denominator of which will be the product of the number of common shares issued and outstanding (including any shares validly tendered and not withdrawn) less the number of all shares validly tendered and not withdrawn as of the expiration time and the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer.

(7)	Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration time of the offer, our board of directors is not recommending rejection of the offer, in which event each fixed conversion rate in effect immediately prior to the close of business on the date of the expiration time of the offer will be multiplied by a fraction:

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable to all holders of our common shares based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer and (y) the product of (A) the number of common shares issued and outstanding less any such purchased shares and (B) the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer, and

•	the denominator of which will be the product of the number of common shares issued and outstanding, including any such purchased shares, and the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer.
        The adjustment referred to in this clause (7) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common shares to more than 30% of the total common shares issued and outstanding; and

•	the cash and fair market value of any other consideration included in the payment per common share exceeds the current market price per common share on the seventh trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation, amalgamation or merger or a sale of all or substantially all of our assets.

(8)	To the extent that we have a rights plan in effect with respect to our common shares on any conversion date, upon conversion of any series A mandatory convertible preferred shares, you will receive, in addition to our common shares, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common shares, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      The “current market price” is the average of the daily closing price per share of our common shares on each of the five consecutive trading days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which our common shares trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the fixed conversion rate for the purposes of clause (4) in the event of a spin-off, the “current market price” per share of our common shares means the average of the closing prices over the first ten trading days commencing on and including the fifth trading day following the “ex date” for such distribution.
      In the event of (a) any consolidation, amalgamation or merger of us with or into another person (other than a merger, amalgamation or consolidation in which we are the continuing company and in which the common shares issued and outstanding immediately prior to the merger, amalgamation or consolidation are not exchanged for cash, securities or other property of us or another person), (b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, (c) any reclassification of our common shares into securities including securities other than our common shares, or (d) any statutory exchange of our securities with another person (other than in connection with a merger, amalgamation or acquisition) (herein referred to as “reorganization events”), each series A mandatory convertible preferred share issued and outstanding immediately prior to such reorganization event would, without the consent of the holders of our series A mandatory convertible preferred shares, become convertible into the kind of securities, cash and other property receivable in such reorganization event by a holder of our common shares that was not the counterparty to the reorganization event or an affiliate of such other party and did not exercise any rights of election with respect to the kind or amount of consideration to be received upon such reorganization event on the mandatory conversion date or upon any subsequent conversion by us or at the option of the holders (other than a merger early conversion). In such event, on the applicable conversion date, the applicable conversion rate then in effect will be applied to determine the amount and value of securities, cash or property a holder of one common share would have received in such transaction (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such series A mandatory convertible preferred shares are actually converted). The applicable conversion rate shall be (a) the minimum conversion rate, in the case of an early conversion date, and (b) determined based upon the definition of the conversion rate in the case of the mandatory conversion date, in each case, determined using the applicable market value of the exchanged property. Holders have the right to convert their series A mandatory convertible preferred shares early in the event of certain cash mergers as described under “—Early Conversion upon Cash Merger.”
      In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common shares resulting from any dividend, bonus issue or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.
      In the event of a taxable distribution to holders of our common shares that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of our series A mandatory convertible preferred shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Income Tax Considerations for Holders of Series A Mandatory Convertible Preferred Shares— Taxation of U.S. Holders— Adjustments to Conversion Rate” in this prospectus supplement.
      Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Prior to November 15, 2008 no adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on November 15, 2008, adjustments to the conversion rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
      No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the series A mandatory convertible preferred shares, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the series A mandatory convertible preferred shares.
      The applicable conversion rate will not be adjusted:

(a)	upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common shares under any plan;

(b)	upon the issuance of any common shares or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries or to attract or retain present or future employees;

(c)	upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the series A mandatory convertible preferred shares were first issued;

(d)	for a change in the par value of the common shares; or

(e)	for accrued, cumulated and unpaid dividends.
      We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of series A mandatory convertible preferred shares. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.
      If an adjustment is made to the fixed conversion rates, an adjustment also will generally be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the conversion date.
      We have agreed that we will not take any action which will cause an increase in the fixed conversion rate, if such increase would cause the number of shares resulting from conversion of the preferred shares to exceed the number of authorized but unissued shares available for issuance upon conversion of the preferred shares.
Fractional Shares
      No fractional common shares will be issued to holders of our series A mandatory convertible preferred shares upon conversion. In lieu of any fractional common share otherwise issuable in respect of the aggregate number of our series A mandatory convertible preferred shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

•	in the case of mandatory conversion, an acceleration of the mandatory conversion date at our option, an early conversion, or a merger early conversion, the average of the daily closing price per common share for each of the five consecutive trading days preceding the trading day immediately preceding the date of conversion; or

•	in the case of each early conversion at the option of a holder, the closing price per common share determined as of the second trading day immediately preceding the effective date of conversion.
      If more than one series A mandatory convertible preferred share is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of series A mandatory convertible preferred shares so surrendered.
Common Share Rights
      Reference is made to the “Description of Common Shares and Preferred Shares We May Offer” in the accompanying prospectus for a description of the rights of holders of common shares to be delivered upon conversion of our series A mandatory convertible preferred shares.
Liquidation Preference
      Upon any voluntary or involuntary liquidation, dissolution or winding-up by us, holders of the series A mandatory convertible preferred shares will receive out of our assets available for distribution to shareholders, after satisfaction of indebtedness and other non-equity claims, if any, before any distribution or payment is made on any of our shares ranking junior as to the distribution of assets upon our voluntary

or involuntary liquidation, dissolution or the winding up of our affairs, a liquidating distribution in the amount of $           per share, subject to adjustment for share splits, combinations, reclassifications or other similar events involving our mandatory convertible preferred shares, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then current dividend period until the payment date and all prior dividend periods and such holders shall be deemed to be the holders of record for such dividend periods or portions thereof. Holders of the series A mandatory convertible preferred shares will not be entitled to any other amounts from us after they have received their full liquidation preference, as adjusted for share splits, combinations, reclassifications or other similar events involving our mandatory convertible preferred shares, plus accrued, cumulated and unpaid dividends.
      If our assets are not sufficient to pay the liquidation preferences in full to all holders of the series A mandatory convertible preferred shares and all holders of any parity stock, the amounts paid to the holders of series A mandatory convertible preferred shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of such holders.
      If the liquidation preference has been paid in full to all holders of the series A mandatory convertible preferred shares and any holders of parity stock, the holders of our other share capital shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
      A consolidation, amalgamation, merger, arrangement or reconstruction involving us or the sale or transfer of all or substantially all of the shares or our property or business will not be deemed to constitute a liquidation, dissolution or winding-up of us.
Voting Rights
      Except as provided below or as required by law, the holders of the series A mandatory convertible preferred shares will have no voting rights.
      Rights to Elect Up to Two Directors. Whenever dividends payable on series A mandatory convertible preferred shares have not been declared by the board of directors and paid for an aggregate amount equivalent to six full quarterly dividends (whether or not consecutive) on all of the Series A mandatory convertible preferred shares then issued and outstanding, the holders of the series A mandatory convertible preferred shares, together with the holders of any class or series of preferred shares so designated by the board of directors, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors. We will use our reasonable best efforts to effectuate the election or appointment of these two directors. As our board of directors currently has six members, and since our bye-laws currently limit our board to not more than seven members, we may either seek to amend our bye-laws to increase the number of directors or to reduce the number of directors elected by the common shareholders at the next following annual general meeting, either through retirement of one or several directors or otherwise. We cannot be certain that the two directors to be elected by the holders of our series A mandatory convertible preferred shares will be elected immediately upon the occurrence of the sixth quarterly dividend payment default.
      Special Voting Procedures. Whenever dividends on the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors then issued and outstanding have been paid in full, or declared and sufficient funds have been set aside, for at least four dividend periods, the right of holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors to elect directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future suspension of payments in an amount equivalent to dividends for six full dividend periods whether or not consecutive), and the terms of office of the additional directors elected or appointed to the board of directors will expire at the next following annual general meeting.
      At any time when that special voting power has vested in the holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors as described in the preceding paragraph, such right may be exercised initially either at a special meeting of the holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. At any time when such special right has vested, we will, upon the written request of the holders of record of at least 10% of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by our board of directors then issued and outstanding addressed to our secretary, call a special general meeting of the holders of the series A mandatory convertible preferred shares and parity stock for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-laws (or if there be no designation, at our principal office in Bermuda).
      If we do not call such meeting within 20 days after our secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors then issued and outstanding may designate in writing one of their number to call such meeting at our expense, and such a meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless we otherwise designate. Any holder of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special general meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.
      At any annual or special general meeting at which the holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors have the special right to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors will be required to constitute a quorum for the election of any director by the holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors, voting as a class. At any such meeting or adjournment thereof, the absence of a quorum of the series A mandatory convertible preferred shares and any class or series of preferred shares so designated by the board of directors will not prevent the election of directors other than those to be elected by the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors, voting as a class.
      During any period in which the holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled by our board of directors pursuant to our bye-laws. During such period, the directors so elected by the holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of the series A mandatory convertible preferred shares or any class or series of preferred shares so designated by the board of directors to vote as a class for directors, if earlier. Upon any termination of the right of the holders of the series A mandatory convertible preferred shares and any class or series of preferred shares so designated by the board of directors to vote as a class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the series A mandatory convertible preferred shares and any class or series of preferred shares so designated by the board of directors will expire at the next following annual general meeting.

      Additional Voting Rights. Without the written consent of the holders of at least 75% of the series A mandatory convertible preferred shares at the time outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the series A mandatory convertible preferred shares, we may not take any action that would vary the rights attached to the series A mandatory convertible preferred shares or effect any amalgamation that would vary the rights of the series A mandatory convertible preferred shares. Notwithstanding the foregoing, the issuance of any shares of any series that are senior to, in parity with or junior to the series A mandatory convertible preferred shares with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up will not be deemed a variation of the rights of the series A mandatory convertible preferred shares. Holders of the series A mandatory convertible preferred shares are not entitled to vote on any sale of all or substantially all of the assets of IPC Holdings.
      On any item on which the holders of the series A mandatory convertible preferred shares or other preferred shares are entitled to vote, such holders will be entitled to one vote for each series A mandatory convertible preferred share held.
      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all issued and outstanding series A mandatory convertible preferred shares shall have been converted.
No Redemption
      Our series A mandatory convertible preferred shares will not be redeemable.
Limitations on Transfer, Ownership, Voting Rights and Conversion Rights
      Our series A mandatory convertible preferred shares are subject to the limitations on transfer, voting rights, ownership and conversion described in this section.
      Transfer Restrictions. Our board of directors shall decline to register a transfer of series A mandatory convertible preferred shares (including to a potential purchaser of series A mandatory convertible preferred shares in this Offering) if the directors have reason to believe that the effect of such transfer would be (1) to increase the number of total “Controlled Shares” (as defined below) of any person other than an AIG Person (as defined below) to ten percent (10%) or any higher percentage of our common shares (including those common shares constructively owned pursuant to Section 958 of the Code by the relevant person) or (2) that an AIG Person would become or continue to be a “United States 25% Shareholder” (as defined below), in each case (1) and (2) on an Unadjusted Basis (as defined below)
      Voting Cut-Back When Preferred Shares Vote Separately. With respect to any voting rights of the holders of series A mandatory convertible preferred shares described under “—Voting Rights” in this prospectus supplement and with respect to any other matter in which the series A mandatory convertible preferred shares or any other class or series of preferred shares so designated by the board of directors vote separately from, subject to applicable law, each series A mandatory convertible preferred share or each share of such other class or series of preferred shares so designated by the board of directors voting with the series A mandatory convertible preferred shares shall have one vote per preferred share; provided, however, if and for so long as the number of issued Controlled Preferred Shares (as defined below) of any person would constitute ten percent (10%) or more of the total combined voting rights attaching to our issued preferred shares then permitted to so vote (calculated after giving effect to any prior reduction in voting rights attaching to preferred shares of other persons), subject to applicable law, each such issued Controlled Preferred Share, regardless of the identity of the registered holder thereof, shall confer only a fraction of a vote as determined by the following formula:
(T - C)/ (9.1 × C)

Where: “T” is the aggregate number of votes conferred by all the issued preferred shares immediately prior to that application of this formula with respect to such issued Controlled Preferred Shares, adjusted to take into account each reduction in such aggregate number of votes that results from a prior reduction in the exercisable votes conferred by any issued Controlled Preferred Shares as described in paragraph (2) below as at the same date; and

“C” is the number of issued Controlled Preferred Shares attributable to such person.

(1)	The above formula shall be applied successively as many times as may be necessary to ensure that no person shall be a “10% Preferred Shareholder” (as defined below) at any time. For the purposes of determining the votes exercisable by Members (as that term is defined in our bye-laws) as at any date, the above formula shall be applied to the preferred shares of each Member in declining order based on the respective numbers of total Controlled Preferred Shares attributable to each Member. Thus, the above formula will be applied first to the votes of shares held by the Member to whom the largest number of total Controlled Preferred Shares is attributable and thereafter sequentially with respect to the Member with the next largest number of total Controlled Preferred Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued preferred shares as of such date, as reduced by the application of the above formula to any issued preferred shares of any Member with a larger number of total Controlled Preferred Shares as of such date.

(2)	Notwithstanding anything to contrary in the foregoing, having applied the provisions thereof as best as they consider reasonably practicable, our board of directors may make such final adjustments to the aggregate number of votes attaching to the preferred shares of any Member that they consider fair and reasonable in all the circumstances to ensure that no person shall be a “10% Preferred Shareholder” at any time.
      The foregoing voting restrictions shall be in addition to, and not in substitution for, all voting cutback provisions applied to the common shares (including preferred shares treated as common shares) as described in the next subsection under Section 52 of our bye-laws.
      Voting Cut-Back When Preferred Shares Vote Together With Common Shares. In the event the series A mandatory convertible preferred shares or any other class or series of preferred shares so designated by our board of directors vote together with the common shares, subject to applicable law, each series A mandatory convertible preferred share or each share of such other class or series of preferred shares so designated by our board of directors shall have one vote per share and the holders thereof shall be subject to the voting cut-back provisions set forth in Section 52 of our bye-laws as if each such preferred share were one common share.
      Definitions. “AIG Person” means any of American International Group, Inc. and its affiliates and “United States 25% Shareholder” means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, more than 25% of either (i) the total combined voting rights attaching to our issued common shares and our issued shares of any other class or classes of shares of or (ii) the total combined value of our issued common shares and any other issued shares, determined pursuant to Section 957 of the Code.
      “Controlled Preferred Shares” of any person means all preferred shares owned by such person, whether (1) directly, (2) with respect to persons who are U.S. Persons (as defined in the Amended and Restated bye-laws), by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code, as amended from time to time, or (3) beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder other than Excluded Controlled Preferred Shares.
      “Excluded Controlled Preferred Shares” in reference to any person means Controlled Preferred Shares of such Person that would not be Controlled Preferred Shares of such person but for sub-clause (iii) of the definition of Controlled Preferred Shares, provided that (1) such person is registered under the United States federal securities laws as a broker, dealer or investment adviser or is a bank as defined in Section 3(a)(6) of the Exchange Act, (2) such Person is the beneficial owner of such shares solely because it has discretionary authority to vote or dispose of such shares in a fiduciary capacity on behalf of its client who is also a beneficial owner of such shares, (3) the voting rights carried by such shares are not being exercised (and the client is informed that they are not being exercised) by such broker, dealer, investment adviser or bank and are being exercised (if they are exercised at all) by such client, and (4) the person would meet the eligibility test for the filing of Schedule 13-G contained in Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership (without regard to whether such person actually has any filing obligations under Section 13(d) of the Exchange Act), and provided, further, that the Company shall have received such assurances as it may request confirming that such shares are Excluded Controlled Preferred Shares. The Company may assume that the Controlled Preferred Shares of each shareholder do not include any Excluded Controlled Preferred Shares unless such shareholder otherwise notifies the Company and provides such assurance.
      “10% Preferred Shareholder” means a person who owns, in the aggregate, (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)or (iii) beneficially, directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, issued shares representing ten percent (10%) or more of the total combined voting rights attaching to the issued preferred shares of the Company then permitted to so vote as a separate class from the common shares other than, with respect to clause (iii), Excluded Controlled Preferred Shares.
      “Controlled Shares” of any person means all common shares owned by such person, whether (i) directly; (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code; or (iii) beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder other than Excluded Controlled Shares.
      “Excluded Controlled Shares” in reference to any person means Controlled Shares of such person that would not be Controlled Shares of such person but for clause (iii) of the definition of Controlled Shares, provided that (i) such person is registered under the United States federal securities laws as a broker, dealer or investment adviser or is a bank as defined in Section 3(a)(6) of the Exchange Act, (ii) such person is the beneficial owner of such shares solely because it has discretionary authority to vote or dispose of such shares in a fiduciary capacity on behalf of its client who is also a beneficial owner of such shares, (iii) the voting rights carried by such shares are not being exercised (and the client is informed that they are not being exercised) by such broker, dealer, investment adviser or bank and are being exercised (if they are exercised at all) by such client, and (iv) the person would meet the eligibility test for the filing of Schedule 13-G contained in Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership (without regard to whether such Person actually has any filing obligations under Section 13(d) of the Exchange Act), and provided, further, that the Company shall have received such assurances as it may request confirming that such shares are Excluded Controlled Shares. The Company may assume that the Controlled Shares of each shareholder who is a person do not include any Excluded Controlled Shares unless such Member otherwise notifies the Company and provides such assurance.
      “10% Shareholder” means a person who owns, in the aggregate, (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, issued shares of the Company representing ten percent (10%) or more of the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class or classes of shares of the Company other than, with respect to clause (iii), Excluded Controlled Shares;
      “Unadjusted Basis”, when used with respect to the aggregate voting rights held by any Member of the Company, refers to the determination of such rights without reference to the provisions relating to the adjustment of voting rights contained in Section 52 of our bye-laws, which are described in the accompanying prospectus under “Description of Common Shares and Preferred Shares We May Offer— Restrictions on Transfer”.

      Restrictions on Conversion. Notwithstanding anything to the contrary herein, and in furtherance of the voting, transfer and ownership restrictions contained in our bye-laws, no series A mandatory convertible preferred share may be converted, either mandatorily or at the option of the holder, under any circumstances if the conversion of such share (which we refer to as a “Non-Convertible Share”) will cause, on an “Unadjusted Basis” (1) any person (other than an AIG Person) to become a 10% Shareholder, (2) an AIG Person to become a “United States 25% Shareholder”, or (3) the number of “Controlled Shares” of any person other than an AIG Person to be ten percent (10%) or any higher percentage of the common shares of the Company (including those common shares constructively owned pursuant to Section 958 of the Code by the relevant person). Any holder of Non-Convertible Shares must dispose of such Non-Convertible Shares to a third party prior to the date of conversion.
      If any person (which we refer to as the “converting holder”) has obtained and/or converted any series A mandatory convertible preferred shares, in any manner, with the result that, on an “Unadjusted Basis”, any person other than an AIG Person becomes a “10% Shareholder”, an AIG Person becomes a “United States 25% Shareholder” or the number of “Controlled Shares” of any person other than an AIG Person being ten percent (10%) or any higher percentage of the common shares of the Company (including those common shares constructively owned pursuant to Section 958 of the Code by the relevant person), the Company, in its sole discretion, may either (1) subject to applicable law, acquire the common shares received pursuant to conversion of any such series A mandatory convertible preferred shares and held by such converting holder at a price per share equal to the lesser of (A) the closing price of such common shares on the date of purchase or (B) the closing price of the converted series A mandatory convertible preferred shares on the date of conversion; (2) assign such right to acquire common shares to any person other than an AIG Person whose acquisition of such common shares will not result in any person becoming a 10% Shareholder or an AIG Person becoming a United States 25% Shareholder or the number of Controlled Shares of any person other than an AIG Person being ten percent (10%) or any higher percentage of the common shares of the Company (including those common shares constructively owned pursuant to Section 958 of the Code by the relevant person), in each case, on an Unadjusted Basis, or (3) require such person to dispose of such common shares to a third party.
      Further Limitations. Our directors also may, in their absolute discretion, decline to register the transfer of the series A mandatory convertible shares if they have reason to believe (i) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the U.S. Securities Act of 1933 or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.
      We are authorized to request information from any holder or prospective acquiror of series A mandatory convertible preferred shares as necessary to give effect to the transfer, issuance, conversion and repurchase restrictions described above, and may decline to effect any such transfer, issuance, conversion or repurchase if complete and accurate information is not received as requested.
      We have been advised that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A transferor of shares will be deemed to remain the holder of such shares until a transfer of such common shares has been registered in our register of members.
      If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board may suspend the registration of transfers for any reason and for such periods as our board may from time to time determine, provided that our board may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.
      Our directors may designate our Chief Executive Officer to exercise their authority to decline to register transfers or to limit voting rights as described above, or to take any other action, for as long as the Chief Executive Officer is also a director.

      Our common shares are also subject to restrictions on transfer. See “Description of Common Shares and Preferred Shares We May Offer— Restrictions on Transfer” in the accompanying prospectus.
Transfer Agent, Registrar and Paying Agent
      The transfer agent for the series A mandatory convertible preferred shares is Computershare Investor Services, whose principal executive offices are located at 2 North LaSalle Street, Chicago, Illinois 60602.
Listing
      The series A mandatory convertible preferred shares will not be listed on any exchange or included on any automated quotation system.
Book-Entry; Delivery and Form
      The series A mandatory convertible preferred shares will be represented by one or more certificates in the form of global securities that will be deposited with and registered in the name of The Depository Trust Company (which we refer to as “DTC”) or its nominee. This means that we will not issue certificates to you for the series A mandatory convertible preferred shares except in limited circumstances. The global securities will be issued to DTC, the depository for the series A mandatory convertible preferred shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the series A mandatory convertible preferred shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, shares represented by a global security may not be transferred. However, DTC, its nominees, and their successors may transfer shares represented by a global security as a whole to one another. Beneficial interests in the shares represented by global securities will be shown on, and transfers of such beneficial interests will be made only through, records maintained by DTC and its participants.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
      DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.
      DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.
      When you purchase series A mandatory convertible preferred shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the series A mandatory convertible preferred shares on DTC’s records. Since you beneficially own the series A mandatory convertible preferred shares, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the series A mandatory convertible preferred shares. DTC’s records only show the identity of the direct participants and the amount of the series A mandatory convertible preferred shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.
      We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the shares represented by global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the shares represented by global securities to you or any other beneficial owners in the shares represented by global securities.
      It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amounts, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the shares represented by global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will, subject to applicable law and our bye-laws, be based on the customary practices between the participants and owners of beneficial interests, as is the case with the series A mandatory convertible preferred shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.
      Series A mandatory convertible preferred shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the series A mandatory convertible preferred shares to be represented by global securities.
      If the book-entry-only system is discontinued, the transfer agent will keep and maintain the register of members for the series A mandatory convertible preferred shares at its corporate office.
      Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR
HOLDERS OF SERIES A MANDATORY CONVERTIBLE PREFERRED SHARES
      The discussion below is only a general summary of certain United States federal income tax considerations that are relevant to certain holders of series A mandatory convertible preferred shares, which we refer to as “convertible preferred shares” in this Section. It does not address all tax considerations that may be relevant to holders of convertible preferred shares nor does it address tax considerations that may be relevant to holders of any other securities. Investors and prospective investors should consult their own tax advisors concerning federal, state, local and non-U.S. tax consequences of ownership and disposition of convertible preferred shares. This discussion supplements the discussion of certain U.S. federal tax considerations for holders of common shares set forth under “Certain United States Federal Tax Considerations For Holders of Common Shares” in the accompanying Prospectus, and you should carefully read that section. That section contains a discussion of the treatment of common shares received upon conversion of the convertible preferred shares, which is not discussed below. In addition, the taxation of IPC Holdings and its Subsidiaries is discussed in that section and is not discussed below.
      The following summary of the taxation of the holders of our convertible preferred shares is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. The statements as to U.S. federal income tax law set forth below represent the opinion of Sullivan & Cromwell LLP, our U.S. counsel, as to such tax laws (subject to the qualifications and assumptions set forth in such statements). The statements as to our beliefs and conclusions as to the application of such tax laws to us (for example, “In our view, both IPCRe and IPCRe Europe are each predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of its insurance business”) represent the views of our management as to the application of such laws to the relevant facts and do not represent our legal opinion or that of our counsel.
Taxation of U.S. Holders

General
      The following discussion summarizes the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of convertible preferred shares if you are a beneficial owner of convertible preferred shares that is:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
      This summary applies to you only if you purchase your convertible preferred shares in this offering and hold your convertible preferred shares as capital assets. This summary does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold convertible preferred shares as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Furthermore, if an entity treated as a partnership for U.S. federal tax purposes holds our convertible preferred shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our convertible preferred shares should consult its own tax advisor with regard to the U.S. federal income tax treatment of an investment in our convertible preferred shares.
      Prospective investors are advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other laws to which they may be subject.

Dividends
      Because our convertible preferred shares will not be listed on an established securities market in the United States, dividends paid to non-corporate holders will not constitute “qualified dividend income.” Rather, dividends paid to non-corporate holders will be taxed at ordinary rates. For corporate holders, the dividends will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of our current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the convertible preferred shares and thereafter as capital gain.

Adjustments to Conversion Rate
      In general, any adjustment to the conversion rate that increases the interest of the holders who hold convertible preferred shares in our assets or earnings and profits will result in a constructive dividend distribution to such holders (treated as described above under “Dividends”) unless a safe harbor under the Regulations applies. The anti-dilution safe harbor provides that changes in the conversion rate made solely to avoid dilution of the interests of holders who hold convertible preferred shares will not result in a constructive dividend, but the safe harbor specifically does not cover conversion rate adjustments that are made to compensate the holders of our convertible preferred shares for taxable cash or property distributions to other shareholders. If the safe harbor does not apply, you would be required to include such constructive dividend in income (as described above under “Dividends”) even though you did not receive any such distribution. The anti-dilution safe harbor covers some but not all of the possible circumstances that could result in an adjustment to the conversion rate with respect to our convertible preferred shares. For example, an increase in the conversion rate in the event of distributions of cash, indebtedness or assets by us will generally result in deemed dividend treatment to holders of our convertible preferred shares to the extent of our applicable earnings and profits, but generally an increase in the event of share dividends or the distribution of rights to subscribe for our common shares will not result in a taxable deemed dividend.

Controlled Foreign Corporation Rules
      As described in the accompanying prospectus, each “United States shareholder” of a “controlled foreign corporation” (“CFC”) who owns shares in the CFC on the last day of the CFC’s taxable year must include in its gross income for United States federal income tax purposes its pro rata share of the CFC’s “subpart F income”, even if the subpart F income is not distributed. We anticipate that substantially all of our income will be subpart F income, and, for these purposes, any U.S. person who owns, or is deemed to own, 10% or more of the total combined voting power of all classes of stock of a foreign corporation is treated as a “United States shareholder”. In general, a foreign insurance company such as IPCRe or IPCRe Europe is treated as a CFC only if such “United States shareholders” collectively own more than 25% of the total combined voting power or total value of its stock for an uninterrupted period of 30 days or more during the tax year. Although the convertible preferred shares have no voting power except under certain limited circumstances described above under “Description of the Series A Mandatory Convertible Preferred Shares— Voting Rights”, applicable attribution rules under the Code treat anyone with a right to acquire voting shares as if such person had exercised such right. Therefore, for purposes of determining whether or not you are a United States shareholder, you will be treated as if you owned the common shares into which your convertible preferred shares can be converted. As of September 30, 2005, AIG owned 24.2% of the common shares, although, pursuant to our bye-laws, the combined voting power of these shares is limited to less than 10% of the combined voting power of all shares. Because the terms of the convertible preferred shares prohibit any person from converting the convertible preferred shares in a situation where such conversion would cause any person to own, or be treated as owning under applicable provisions of the Code, 10% or more of our common shares, we believe that shareholders who acquire convertible preferred shares pursuant to this offering should not be treated as “United States shareholders” of a CFC for purposes of these rules. There can be no assurance, however, that the CFC rules will not apply to shareholders of IPC Holdings, including as a result of their indirect ownership of the stock of IPC Holdings’ subsidiaries. Accordingly, U.S. persons who might, directly or through attribution, acquire 10% or more of the shares of IPC Holdings or any of its subsidiaries should consider the possible application of the CFC rules.
      If these rules were to apply to you, your share of subpart F income would generally be determined as your pro rata share (determined in accordance with the number of convertible preferred shares you hold) of the portion of subpart F income allocated to the convertible preferred shares. The portion of subpart F income allocated to any class of our shares would, in general, be determined as that portion of subpart F income bearing the same ratio to all of our subpart F income as our earnings and profits distributable to such class of shares (assuming all such earnings and profits were distributed at the end of the taxable year) bears to all such earnings and profits. Therefore, if the CFC rules were to apply to you, the amount of your inclusion in most years should not, to the extent dividends are paid quarterly, exceed the amount of dividends that have been paid to you. In that event, you would be permitted to exclude from income the amount of any distribution by us to the extent attributable to the subpart F income included in income for the year in which the distribution was paid or for any prior year.

Related Person Insurance Income Rules
      Under certain circumstances, holders of our convertible preferred shares, regardless of whether or not they own 10%, may be required to include in income IPCRe’s or IPCRe Europe’s related person insurance income (“RPII”) regardless of whether dividends have been paid. The RPII rules are complicated; see a more detailed description in the accompanying Prospectus in the section entitled “Certain United States Federal Tax Considerations for Holders of Common Shares— Taxation of U.S. Holders— Related Person Insurance Income Rules.” Your share of RPII that would be required to be included in your income if none of the “RPII Exceptions” discussed in the accompanying Prospectus were to apply would be calculated in a manner similar to the determination of your share of subpart F income described above under “Controlled Foreign Corporation Rules”. Therefore, the amount of your inclusion in most years should not, to the extent dividends are paid, exceed the amount of dividends that have been paid quarterly to you. In that event, you would be permitted to exclude from income the amount of any distribution by us to the extent attributable to the RPII included in income for the year in which the distribution was paid or for any prior year.
      Each U.S. person who is a direct or indirect shareholder of IPC Holdings on the last day of our taxable year must attach to the income tax or information return it would normally file for the period which includes that date a Form 5471 if either IPCRe or IPCRe Europe fail to satisfy any of the RPII exceptions discussed in the accompanying Prospectus. For any year in which this is the case, we intend to provide Form 5471 to our direct or indirect United States shareholders (within the meaning of RPII rules as described in the accompanying Prospectus) for attachment to the returns of such shareholders. The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties. In addition, U.S. persons who at any time own 10% or more of our shares may have an independent obligation to file certain information returns.
      We do not believe that our U.S. shareholders were required to include any amount of RPII in income for the taxable years 1994 to 2004 with respect to their indirect ownership of IPCRe and for the taxable years 1998 to 2004 with respect to their indirect ownership of IPCRe Europe. However, some of the factors which determine the extent of RPII in any period may be beyond our control. Consequently, there can be no assurance that you will not be required to include RPII in your income.
      Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII above is therefore qualified. Accordingly, the meaning of the RPII provisions and their application to IPC Holdings, IPCRe and IPCRe Europe is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe “such regulations as may be necessary to carry out the purposes of this subsection, including ... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” In addition, there can be no assurance that the IRS will not challenge any determinations by IPC Holdings, IPCRe or IPCRe Europe as to the amount, if any, of RPII that should be includible in your income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person considering an investment in convertible preferred shares should consult its tax advisor as to the effects of these uncertainties.

Foreign Tax Credit
      Because it is anticipated that U.S. persons will own a majority of IPC Holding’s shares, only a portion of the current income inclusions under the CFC, RPII and passive foreign investment company rules, if any, and of dividends paid by us (including any gain from the sale of convertible preferred shares that is treated as a dividend under section 1248 of the Code, as described below) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are foreign source income will constitute, if included or paid in taxable years beginning before January 1, 2007, either “passive” or “financial services” income, or if included or paid in taxable years beginning after December 31, 2006, either “passive” or “general” income. Thus, it may not be possible for most U.S. shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Tax-Exempt Shareholders
      Tax-exempt entities are generally required to treat certain subpart F insurance income, including RPII, that is includable in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Convertible Preferred Shares
      Subject to the discussion below relating to the potential application of U.S. Internal Revenue Code section 1248 or the passive foreign investment company rules, you will recognize a gain or loss for United States federal income tax purposes upon the sale or exchange of any convertible preferred shares equal to the difference between the amount realized upon such sale or exchange and your basis in the convertible preferred shares. If your holding period for these convertible preferred shares is more than one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. The use of any loss may be subject to limitations.
      As described in the accompanying prospectus, Code section 1248 provides that if a U.S. person disposes of stock in a foreign corporation and such person owned directly, indirectly or constructively 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares may be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% United States shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the United States income tax or information return that it would normally file for the taxable year in which the disposition occurs. Under Code section 953(c)(7), Code section 1248 may apply to holders of convertible preferred shares even though the convertible preferred shares have voting rights only under limited circumstances. Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation if the foreign corporation would be taxed as an insurance company if it were a domestic corporation and if, as is expected, U.S. persons owned 25% or more of the shares of the foreign corporation, regardless of whether the exchanging shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether Code section 1248 and the requirement to file Form 5471 would apply if the foreign corporation is not a CFC or an insurance company but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation and with respect to which the 25%-ownership test described above is satisfied (although, as discussed above, shareholders of 10% or more of the shares of IPC Holdings may have an independent obligation to file Form 5471). Code section 1248 and the requirement to file Form 5471 should not apply to dispositions of convertible preferred shares because (i) we should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the voting power of IPC Holdings, and (ii) we are not directly engaged in the insurance business and, under proposed regulations, Code sections 953 and 1248 appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the proposed regulations will not be amended or promulgated in final form so as to provide that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of convertible preferred shares. In that event, we would notify shareholders that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of convertible preferred shares. Thereafter, we will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Code section 1248 and the requirement to file Form 5471 apply to dispositions of convertible preferred shares. We will attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information portion of Form 5471.

Conversion of Convertible Preferred Shares
      In general, conversion of convertible preferred shares into common shares will not be a taxable event except with respect to cash received in lieu of a fractional share. A holder’s basis in the common shares received on conversion of the convertible preferred shares will be the same as the holder’s basis in the convertible preferred shares at the time of conversion (exclusive of any tax basis allocated to a fractional share), and the holding period for such common shares will include the holding period of the convertible preferred shares converted. The receipt of cash in lieu of a fractional share should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the holder’s tax basis in such fractional share interest. Any such gain may be subject to the provisions of section 1248 as described above.
      There is no clear authority concerning the tax treatment of cash paid to you upon conversion, whether such cash represents accrued, cumulated and unpaid dividends or the payment of the present value of future dividend payments in respect of an accelerated mandatory conversion date before November 15, 2008 (as described above in the section entitled “Description of the Series A Mandatory Convertible Preferred Shares— Acceleration of Mandatory Conversion at the Option of the Company”). Such cash may be subject to tax as a distribution in the manner described above under “Dividends” or it may be treated as cash paid in connection with the conversion. If treated as cash paid in connection with conversion, you will recognize income in an amount equal to the lesser of the cash received or the amount by which the sum of the fair market value of the common shares you receive upon conversion and the cash paid to you upon conversion exceeds your basis in the convertible preferred shares surrendered. Such amount will be subject to tax in the manner described above under “Dividends” unless the conversion and related cash payment is “not substantially equivalent to a dividend.” If the conversion and related cash payment is not substantially equivalent to a dividend, such amount will be taxed as capital gain. While there is authority that redemptions of minority shareholders that have no control over the redeeming company are not substantially equivalent to a dividend, the treatment of the cash payment will be based upon the facts and circumstances at the time of conversion, and there can be no certainty that the Internal Revenue Service will not disagree with your determination as to whether the conversion and related cash payment is or is not substantially equivalent to a dividend. You will not be permitted to recognize any loss upon conversion of the convertible preferred shares.

Passive Foreign Investment Companies
      Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income” or

•	50% or more of its assets produce passive income.
      If we were to be characterized as a PFIC, U.S. holders of our convertible preferred shares would be subject to a penalty tax at the time of their sale at a gain of, or receipt of an “excess distribution” with respect to, their convertible preferred shares, unless such shareholders elected to be taxed on their pro-rata share of our earnings whether or not such earnings were distributed. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of United States federal income tax for such period.
      For the above purposes, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Code section 954(c), and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business ... .”
      This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In our view, both IPCRe and IPCRe Europe are each predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions (unlike the RPII provisions of the Code) contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income ....” and as if it “held its proportionate share of the assets ...” of any other corporation in which it owns at least 25% by value of the stock. While no detailed guidance is provided by the statutory language, under this look-through rule we should be deemed to own the assets and to have received the income of our insurance subsidiaries directly for purposes of determining whether we qualify for the insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future. Each U.S. person considering an investment in convertible preferred shares should consult its tax advisor as to the effects of the PFIC rules.
Non-U.S. Holders
      Subject to certain exceptions, non-U.S. persons will be subject to United States federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, convertible preferred shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the U.S. Non-resident alien individuals will not be subject to U.S. estate tax with respect to convertible preferred shares of IPC Holdings.
All Shareholders
      Subject to certain exceptions, information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the convertible preferred shares to U.S. persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons, unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.
      Backup withholding is not an additional tax and may be credited against your regular federal income tax liability.
      The foregoing discussion is based upon current law. Your tax treatment may vary depending on your particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to you.
      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE PREFERRED SHARES.

UNDERWRITING
      Citigroup Global Markets Inc. and Morgan Stanley & Co. Inc. are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number of Series A Mandatory
Underwriter	Convertible Preferred Shares

Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Keefe, Bruyette & Woods, Inc.

Total	11,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.
      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $           per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $           per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.
      Concurrently with this offering, we are offering to the public, by means of a separate prospectus supplement, 12,000,000 common shares, par value $0.01 per share (or 13,200,000 common shares, if the underwriters exercise in full their option to purchase additional common shares). None of the separate Offerings of series A mandatory convertible preferred shares and common shares is contingent or conditional upon each other.
      Of the total of 12,000,000 common shares offered in the concurrent common share offering, we are offering 2,900,000 to AIG at the public offering price. AIG’s intended purchase of 2,900,000 common shares in the concurrent offering is designed to maintain AIG’s percentage ownership of common shares at approximately its current level. In the event the underwriters exercise their over-allotment option in the common share offering in whole or in part, we and AIG have agreed that we will sell AIG up to 290,000 additional common shares at the public offering price in order that AIG retain its approximate 24.2% ownership of issued and outstanding common shares.
      We, AIG and some of our officers and our directors have agreed that for a period of 60 days from the date of this prospectus supplement, subject to certain exceptions, we will not, without the prior written consent of the representatives, dispose of or hedge any common shares or any securities convertible into or exchangeable for common shares. The representatives in their sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.
      Our series A mandatory convertible preferred shares will not be listed on any exchange.
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The underwriters have advised us that the underwriting commissions will be $           per share with respect to any shares sold to certain institutions. Therefore, to the extent any sales are made to any of those institutions, the actual total underwriting discounts and commissions will be less than the amounts shown in the table below and the actual total proceeds to us will be greater than the amounts described in this prospectus supplement.

Per share	$
Total	$
      In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, an affiliate of Citigroup Global Markets Inc. acts as a lender under our $200 million credit facility.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
VALIDITY OF THE SECURITIES
      The validity of the series A mandatory convertible preferred shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters of New York law and certain United States federal income taxation matters will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP may rely as to matters of Bermuda law upon the opinion of Conyers Dill & Pearman. Conyers Dill & Pearman may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell. Sullivan & Cromwell LLP, who serves as our U.S. counsel, also represents AIG and its subsidiaries on an ongoing basis.
EXPERTS
      The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by KPMG, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,250,000,000
IPC Holdings, Ltd.
Senior Debt Securities
Subordinated Debt Securities
Common Shares
Preferred Shares
Depositary Shares
Share Purchase Contracts and
Units

          The securities listed above, or any combinations thereof, are the securities that IPC Holdings, Ltd. may issue under this prospectus. We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
      We may offer these securities, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. The total offering price of the securities offered to the public will be limited to $1,250,000,000. We may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      IPC Holdings, Ltd.’s common shares are quoted on the Nasdaq National Market System under the symbol “IPCR”.
      Investing in our securities involves risk. You should read the risk factors beginning on page 8 of this prospectus and in other documents incorporated by reference in this prospectus before you invest.
       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 17, 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $1,250,000,000 or the equivalent thereof in one or more foreign currencies, including currency units or composite currencies.
      This prospectus gives you a general description of the securities that we may offer. Each time we sell securities, we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors in addition to those included herein under the heading “Risk Factors” or other special considerations applicable to those securities or to us. This prospectus includes a discussion of material United States federal income tax considerations applicable to an investment in our common shares, and the applicable prospectus supplement may also include a discussion of additional material United States federal income tax considerations related to an investment in our common shares or to an investment in other securities. This prospectus includes a general discussion of considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA”, and the applicable prospectus supplement may also include additional ERISA disclosure. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.
      The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under the heading “Where You Can Find More Information”.
      We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly to purchasers or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.
      Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the United States Securities Act of 1933, as amended, which we refer to as the “Securities Act”.
      References in this prospectus to the “Company”, “IPC”, “we”, “us” or “our” refer to IPC Holdings, Ltd. and its consolidated subsidiaries, unless the context otherwise requires. References to “IPC Holdings” refer solely to IPC Holdings, Ltd. unless the context otherwise requires.
      Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).
      When you acquire any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. No one is authorized to provide you with different information. We are not offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.
      Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the Nasdaq National Market. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under the applicable items of our Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus, unless specifically stated in a prospectus supplement. We incorporate by reference the documents listed below and filings that we will make after the date of filing the initial registration statement and prior to the effectiveness of the registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, until we sell all of the securities that we have registered:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

•	Current Reports on Form 8-K filed February 1, 2005, September 23, 2005 and October 7, 2005.
Our Internet address is www.ipcre.bm and the financial information section of our web site is located at http://www.ipcre.bm/financials/quarterly-index.html. We make available free of charge, on or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: IPC Holdings, Ltd., 29 Richmond Road, Pembroke HM 08, Bermuda, (441) 298-5100; Attn: Corporate Secretary. The website addresses in this prospectus relating to IPC are included for your information as inactive textual references only, and none of the content of our website is incorporated by reference into this prospectus.
NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS
      This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical information or statements of current condition, including, but not limited to, expectations regarding market cycles, renewals and our ability to increase written premium volume and improve profit margins, market conditions, the impact of current market conditions and trends on future periods, the impact of our business strategy on our results, trends in pricing and claims, expected losses from catastrophic events and the insurance and reinsurance market response to catastrophic events. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” or other words of similar import and relate to our plans and objectives for future operations. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We do not intend, and are under no obligation, to update any forward-looking statement contained in this prospectus. The largest single factors in our results have been and will continue to be the severity or frequency of catastrophic events, which are inherently unpredictable. Numerous factors could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to, the following: (i) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our estimates; (ii) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (iii) any lowering or loss of one of the financial ratings of IPC Holdings’ wholly-owned subsidiaries, IPCRe Limited (“IPCRe”) and/or IPCRe Europe Limited (“IPCRe Europe”); (iv) a decrease in the level of demand for property catastrophe reinsurance, or increased competition owing to increased capacity of property catastrophe reinsurers; (v) the effect of competition on market trends and pricing; (vi) loss of our non-admitted status in United States jurisdictions or the passage of federal or state legislation subjecting us to supervision or regulation in the United States; (vii) challenges by insurance regulators in the United States to our claim of exemption from insurance regulation under current laws; (viii) a contention by the United States Internal Revenue Service that we are engaged in the conduct of a trade or business within the U.S.; (ix) loss of services of any one of our executive officers; (x) changes in interest rates and/or equity values in the United States of America and elsewhere; or (xi) changes in exchange rates and greater than expected currency exposure.

IPC HOLDINGS, LTD.
Business
      We provide property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2004 and during the six months ended June 30, 2005, approximately 87% and 85%, respectively, of our gross premiums written covered property catastrophe risks. Property catastrophe reinsurance covers unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2004 and during the six months ended June 30, 2005, we had approximately 290 clients, including many of the leading insurance companies around the world. Approximately 45% of our clients in 2004 were based in the United States, and approximately 39% of gross premiums written during 2004 related primarily to U.S. risks. Our non-U.S. clients and covered risks are located principally in Europe, Japan, Australia and New Zealand.
Relationship with AIG
      IPC Holdings and its wholly-owned subsidiary, IPCRe, were formed as Bermuda companies and commenced operations in June 1993 through the sponsorship of American International Group, Inc. (“AIG”), a holding company incorporated in Delaware which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG purchased 24.4% of IPC Holdings’ initial share capital in 1993 and, as of September 30, 2005, AIG owned 11,722,000 common shares, or 24.2%, of our outstanding shares. Since our formation, subsidiaries of AIG have provided administrative, investment management and custodial services to us, and the Chairman of the Boards of Directors of IPC Holdings, and of our subsidiaries IPCRe and IPCRe Underwriting Services Limited (“IPCUSL”), is also a director and officer of various subsidiaries and affiliates of AIG. For a discussion of the limitation of voting rights of any 10% or more beneficial owner of common shares (including AIG) to less than 10% of total voting rights, see “Description of Common Shares and Preferred Shares We May Offer” in this prospectus.
      AIG has informed us that it presently intends to continue its current share ownership (11,722,000 shares, which represents 24.2% of currently outstanding common shares) in the Company for the foreseeable future. IPC may offer AIG the right to purchase up to 24.2% of each issue of securities offered by this prospectus or such lesser percentage as tax or other legal constraints require. AIG has no commitment to purchase any such securities, and AIG will determine any participation at such time. The extent, if any, and terms of AIG’s participation in an offering of securities pursuant to this prospectus will be disclosed in the prospectus supplement applicable to such offering.
Our Executive Offices
      Our registered office and principal executive offices are located at 29 Richmond Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 298-5100.
RATIOS OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of consolidated earnings to fixed charges for the periods indicated:

	Six Months	Year Ended December 31,
	Ended June 30,
	2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	—	—	—	—	—	—

      For purposes of this calculation, “earnings” consist of: (1) net income, (2) fixed charges and (3) amortization of any capitalized interest.
      “Fixed charges” consist of: (1) interest expensed and capitalized and (2) amortized premiums, discounts and capitalized expenses related to indebtedness. For the periods indicated our fixed charges are zero.
      As of the date of this prospectus, we have no preferred shares outstanding, and consequently, our ratio of earnings to preferred share dividends and our ratio of earnings to fixed charges would be identical.
USE OF PROCEEDS
      We intend to use the net proceeds from the sales of the securities referenced in this prospectus to provide additional capital for reinsurance operations and general corporate purposes, or for any other purpose disclosed in the applicable prospectus supplement.

RISK FACTORS
      Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.
Risks Related to Our Business

Establishing reserves for catastrophes is an inherently uncertain process and, if we are required to greatly increase our loss reserves, our operating results may significantly decrease.
      Under U.S. generally accepted accounting principles, IPCRe is not permitted to establish loss reserves with respect to our property catastrophe reinsurance until an event occurs which may give rise to a claim. As a result, we can only reserve for known losses, and not for expected future losses. Claims arising from future catastrophic events can be expected to require the establishment of substantial reserves from time to time.
      The establishment of appropriate reserves for catastrophes is an inherently uncertain process. Reserve estimates by property catastrophe reinsurers, such as us, may be inherently less reliable than the reserve estimates of reinsurers in other lines of business. Our own historical loss experience by itself may be inadequate for estimating reserves, and we utilize various loss forecasting models and industry loss data as well as industry experience of our management for this purpose. Loss reserves represent our estimates, at a given point in time, of the ultimate settlement and administration costs of losses incurred (including incurred but not reported, or “IBNR”, losses and reported but not enough, or “RBNE”, amounts) and these estimates are regularly reviewed and updated, using the most current information available to management. Consequently, the ultimate liability for a catastrophic loss is likely to differ from the original estimate. Whenever we determine that any existing loss reserves are inadequate, we are required to increase our loss reserves with a corresponding reduction, which could be material, to our operating results in the period in which the deficiency is identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could have a material adverse effect on our financial condition or results of operations in any particular period.
      Unlike the loss reserves of U.S. insurers, our loss reserves are not regularly examined by insurance regulators, although, as a registered Class 4 insurer, we are required to submit an opinion of our approved loss reserve specialist with our annual statutory financial return in respect of our losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified property and casualty actuary, must be approved by the Bermuda Monetary Authority.

Uncertainty related to estimated losses related to Hurricane Katrina may further materially impact our financial results. As of October 7, 2005, we anticipated that the net impact of Hurricanes Katrina and Rita on our third quarter 2005 net income will be in the range of $650 million to $750 million. The impact of these events may materially increase as our ultimate liability is established.
      Based upon a preliminary analysis of the limited initial information available, as of October 7, 2005, we anticipated that the net impact of Hurricane Katrina and Hurricane Rita losses on our net income in the third quarter of 2005 will be in the range of $650 million to $750 million. This estimated range has been based on industry insured loss estimates, output from both industry and proprietary models, a review of contracts potentially affected by the events and limited preliminary information received from both clients and brokers. We have also assumed that underlying policy terms and conditions will be upheld during the loss adjustment process.
      The unique circumstances and severity of Hurricane Katrina, including the extent of flooding and limited access by claims adjusters, introduce additional uncertainty to the normally difficult process of estimating catastrophe losses. This is compounded by the potential for legal and regulatory issues arising regarding the scope of coverage, including causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.
      The net impact of Hurricanes Katrina and Rita losses on our net income may exceed the range noted above as a result of, among other things, an increase in industry insured loss estimates, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.

We are rated by A.M. Best and Standard & Poor’s, and a decline in these ratings could affect our standing among customers and cause our sales and earnings to decrease. As a result of Hurricane Katrina, A.M. Best has placed our rating under review and Standard & Poor’s has placed our rating on credit watch negative.
      Ratings are an important factor in establishing the competitive position of reinsurance companies. IPCRe and IPCRe Europe have an insurer financial strength rating of “A+ (Superior; 2nd of 15 categories)” from A.M. Best and are rated “A+ (Strong; 5th of 18 categories)” for financial strength and counter-party credit by Standard & Poor’s. A.M. Best and Standard & Poor’s ratings reflect their opinions of a reinsurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, but are not evaluations directed to investors in our securities and are not recommendations to buy, sell or hold our securities. Our ratings are subject to periodic review by A.M. Best and Standard & Poor’s, and we cannot assure you that we will be able to retain those ratings. On September 16, 2005, as a result of the devastation brought by Hurricane Katrina and the anticipated impact on our net income, A.M. Best placed the ratings of IPCRe and IPCRe Europe under review. Subsequently, on September 22, 2005, Standard & Poor’s placed the ratings of IPCRe and IPCRe Europe on credit watch negative. If these ratings are reduced from their current levels by A.M. Best and/or Standard & Poor’s, our competitive position in the insurance industry could suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as ceding companies move to other reinsurers with higher ratings, and a downgrade to a rating below “A-” by A.M. Best or Standard & Poor’s could trigger provisions allowing some cedants to opt to cancel their reinsurance contracts with us.

The occurrence in the future of severe catastrophic events may cause our financial results to be volatile.
      Because we underwrite property catastrophe reinsurance and have large aggregate exposures to natural and man-made disasters, our management expects that our loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in our financial results. In addition, because catastrophes are an inherent risk of our business, a major event or series of events can be expected to occur from time to time and to have a material adverse effect on our financial condition and results of operations, possibly to the extent of eliminating our shareholders’ equity. Increases in the values and concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years, and we expect that those factors will increase the severity of catastrophe losses in the future.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.
      Our property catastrophe reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other natural or man-made disasters. We currently seek to limit our loss exposure principally by offering most of our products on an excess-of-loss basis, adhering to maximum limitations on reinsurance accepted in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. We cannot be certain that any of these loss limitation methods will be effective. For example, there is a risk that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will not be enforceable in the manner we intended, or we could encounter disputes relating to coverage or choice of legal forum. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our management’s expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity and statutory surplus or requiring us to raise additional capital on disadvantageous terms.

The reinsurance business is historically cyclical, and we have experienced, and can expect to experience in the future, periods with excess underwriting capacity and unfavorable premiums.
      Historically, property catastrophe reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the property catastrophe reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permits favorable premium levels. These cycles can be significantly affected by changes in the frequency and severity of losses suffered by insurers. We can expect to experience the effects of such cyclicality. Hurricanes Katrina and Rita have resulted in additional capital being raised by our existing competitors and potentially may result in capital raising by new competitors, which may moderate premiums and/or premium increases for the reinsurance products we offer.

If IPC Holdings’ subsidiary, IPCRe, is unable to obtain the necessary credit we may not be able to offer reinsurance in the U.S.
      IPCRe is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the U.S. Because jurisdictions in the U.S. do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, IPCRe’s reinsurance contracts with U.S. clients generally require it to post a letter of credit or provide other security to cover potential liabilities to reinsureds. Currently IPCRe obtains letters of credit through one commercial bank. In turn, IPCRe provides the bank security by giving the bank a lien over certain of IPCRe’s investments in an amount up to 118% of the aggregate letters of credit outstanding. This maximum amount available to us under our letter of credit facility is currently $350 million, although we are currently considering an increase to this amount. If IPCRe were unable to post the necessary credit or security, IPCRe would be limited in its ability to write business for our clients in the United States.

Hurricanes Katrina or other significant catastrophes may result in political, regulatory or industry initiatives which could adversely affect our business.
      Hurricanes Katrina or other significant catastrophes may result in political, regulatory or industry initiatives that could adversely affect our business. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders of insurers and reinsurers. While we cannot predict whether Hurricane Katrina or any other catastrophes will result in governmental initiatives which affect our business, such initiatives could adversely affect our business by:

•	Providing insurance and reinsurance capacity in markets that we target;

•	Requiring our participation in industry pools or guaranty associations;

•	Expanding the scope of coverage under existing insurance policies following Hurricane Katrina;

•	Regulating the terms of insurance and/or reinsurance policies; or

•	Disproportionately benefiting the companies of one country over those of another.
      The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability.

If the United States Terrorism Risk Insurance Act is not extended after 2005, we may be under increased pressure to include the peril of terrorism for commercial property in our reinsurance contracts.
      The supply of property catastrophe reinsurance coverage decreased due to the withdrawal of capacity and substantial reductions in capital resulting from the terrorist attacks of September 11, 2001. This tightening of supply resulted in government intervention in the insurance markets in relation to terrorism coverage both in the U.S. and through industry initiatives in other countries. On November 26, 2002, the Terrorism Risk Insurance Act of 2002 (“TRIA”) was signed into law. TRIA, which does not apply to reinsurance companies such as IPCRe, establishes a temporary federal program which requires U.S. and other insurers to offer coverage in their commercial property and casualty policies for losses resulting from certified terrorists’ acts committed by foreign persons or interests in the United States or with respect to specified U.S. air carriers, vessels or missions abroad. The coverage offered may not differ materially from the terms, amounts and other coverage limitations applicable to other policy coverages. Generally, insurers will pay all losses resulting from a certified terrorist act to policyholders, retaining a defined “deductible” and 10% of losses above the deductible. The federal government will reimburse insurers for 90% of losses above the deductible (up to an industry aggregate amount of $100 billion) and, under certain circumstances, the federal government will require insurers to levy surcharges on policyholders to recoup for the federal government its reimbursements paid.
      As a result of TRIA, our participation in coverage for terrorism within the United States declined from 2003 to date. With respect to terms and conditions other than pricing, for renewals in the period 2002 to 2005, the coverage of claims that are the result of “terrorist acts” was generally excluded from property catastrophe reinsurance contracts covering large commercial risks, but not excluded for personal lines or other coverages except where caused by nuclear, biological or chemical means. During the period from 2002 to date, IPCRe participated in a number of underwriting pools which cover property losses arising from terrorist acts as a separate hazard. We have continued to exclude losses resulting from terrorist acts, as defined in this legislation, from U.S. property catastrophe contracts covering large commercial risks incepting in 2005 to date. TRIA is currently set to expire at the end of 2005, and it is uncertain as to whether it will be extended or renewed. If TRIA is not extended or renewed, there may be an increase in demand for coverage for losses resulting from terrorism. Coverage may be sought through separate contracts, or some customers may seek to include the hazard of terrorism in catastrophe reinsurance contracts.

IPC Holdings is a holding company, and consequently, it is dependent on IPCRe’s payments of cash dividends or making of loans.
      IPC Holdings is a holding company and conducts no reinsurance operations of its own. Its cash flows are otherwise limited to distributions from IPCRe by way of dividends or loans. We will rely on cash dividends or loans from IPCRe to pay cash dividends, if any, to our shareholders. The payment of dividends by IPCRe to us is limited under Bermuda law and regulations, including Bermuda insurance law. Under the Insurance Act 1978 of Bermuda, and related regulations, as amended, which we refer to as the “Insurance Act”, IPCRe is required to maintain a minimum solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if to do so would cause IPCRe to fail to meet its minimum solvency margin and minimum liquidity ratio. Under the Insurance Act, IPCRe is prohibited from paying dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the Bermuda Monetary Authority at least seven days before payment of such dividend an affidavit stating that the declaration of such dividends has not caused it to fail to meet its minimum solvency margin and minimum liquidity ratio. The Insurance Act also prohibits IPCRe from declaring or paying dividends without the approval of the Bermuda Monetary Authority if IPCRe failed to meet its minimum solvency margin and minimum liquidity ratio on the last day of the previous financial year. Our $200 million credit facility, which we have entered into on July 1, 2003, also imposes limits on the ability of IPC Holdings’ subsidiaries to pay dividends, although that limitation does not apply until we draw funds under the facility (which we have not done to date). In addition, Bermuda corporate law prohibits a company from declaring or paying a dividend if there are reasonable grounds for believing that (i) the Company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.
      As of June 30, 2005 (prior to Hurricanes Katrina and Rita), the maximum dividends payable by IPCRe in accordance with the Insurance Act and (were funds drawn thereunder) our credit facility were $430.1 million and $537.3 million respectively. The recording of reserves for third quarter 2005 hurricane losses will materially affect these maximum dividends payable. However, we anticipate that, after establishing reserves for the hurricanes and obtaining new capital as contemplated by this prospectus, IPCRe will have sufficient dividend capacity to support IPC Holdings’ current dividend practices and liquidity needs.

Changes in the regulatory scheme under which we operate could result in material adverse effects on our operations.
      IPCRe is a registered Class 4 Bermuda insurance company and is subject to regulation and supervision in Bermuda. Among other things, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority require IPCRe to maintain minimum levels of capital, surplus and liquidity, impose restrictions on the amount and type of investments it may hold, prescribe solvency standards that it must meet, limit transfers of ownership of its shares, and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict the ability of IPCRe to write new business or, as indicated above, distribute funds to IPC Holdings.
      Neither IPC Holdings nor IPCRe is registered or licensed as an insurance company in any jurisdiction in the U.S.; a substantial portion of IPCRe’s premiums, however, come from, and are expected to continue to come from, ceding insurers in the U.S. The insurance laws of each state in the U.S. regulate the sale of insurance and reinsurance within their jurisdiction by foreign insurers, such as IPCRe. IPCRe conducts its business through its offices in Bermuda and does not maintain an office, and its personnel do not solicit, advertise, settle claims or conduct other insurance activities, in the U.S. Accordingly, IPCRe does not believe it is in violation of insurance laws of any jurisdiction in the U.S. We cannot be certain, however, that inquiries or challenges to IPCRe’s insurance activities will not be raised in the future. IPCRe believes that its manner of conducting business through its offices in Bermuda has not materially adversely affected its operations to date. We cannot be certain, however, that IPCRe’s location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect its ability to conduct its business in the future.
      Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions including the U.S., various states within the U.S., the U.K. and elsewhere. In the past, there have been Congressional and other initiatives in the U.S. regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. It is not possible to predict the future impact of changing law or regulation on our operations; such changes could have a material adverse effect on us or the insurance industry in general.
      In some respects, the Bermuda statutes and regulations applicable to us are less restrictive than those that would be applicable to us were we subject to the insurance laws of any state in the U.S. No assurances can be given that if we were to become subject to any such laws of the U.S. or any state thereof at any time in the future, we would be in compliance with such laws.

We are dependent on the business provided to us by reinsurance brokers, and we may be exposed to liability for brokers’ failure to make payments to clients for their claims.
      We market our reinsurance products virtually exclusively through reinsurance brokers. The reinsurance brokerage industry generally, and our sources of business specifically, are concentrated. Marsh & McLennan Companies and affiliates accounted for approximately 37%, and our five main brokers (including Marsh & McLennan Companies and affiliates) together accounted for approximately 88%, of our business based on premiums written during the period January 1, 2005 to June 30, 2005. Loss of all or a substantial portion of the business provided by such intermediaries could have a material adverse effect on us.
      In accordance with industry practice, we frequently pay amounts owed in respect of claims under our policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker failed to make such a payment, depending on the jurisdiction, we might remain liable to the client for the deficiency. Conversely, in certain jurisdictions when premiums for such policies are paid to reinsurance brokers for payment over to us, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable to us for those amounts whether or not actually received by us. Consequently, we assume a degree of credit risk associated with brokers around the world during the payment process.

We are dependent on a small number of key employees.
      We currently have only 16 full-time employees and depend on a very small number of key employees for the production and servicing of almost all of our business. We rely substantially on our President and Chief Executive Officer, James P. Bryce, our Senior Vice Presidents, Stephen F. Fallon, and Peter J.A. Cozens. We have not entered into employment contracts with our key employees, and there can be no assurance that we can retain the services of these key employees. Although we believe that we could replace these key employees, we can give no assurance as to how long it would take. We do not currently maintain key man life insurance policies with respect to any of our employees.
      Under Bermuda law, non-Bermudians (other than spouses of Bermudians and holders of permanent resident’s certificates) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success depends in part on the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or holder of a permanent resident’s certificate) is available who meets the minimum standards reasonably required by the employer. None of our executive officers is a Bermudian or a spouse of a Bermudian, and all such officers, with the exception of our Chief Financial Officer, who holds a permanent resident’s certificate, are working in Bermuda under work permits. These permits expire at various times over the next several years. We have no reason to believe that these permits would not be extended upon request at their respective expirations. However, the Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees and persons holding positions recognized as key occupations where the particular business has a significant physical presence in Bermuda. It is possible that we could lose the services of one or more of these people if we are unable to renew their work permits, which could significantly and adversely affect our business.

We may experience conflicts of interest with our principal shareholder that may be detrimental to our business.
      AIG, which sponsored the establishment of IPC Holdings and IPCRe in 1993, as of September 30, 2005, owns 24.2% of our outstanding common shares. AIG (directly or through its subsidiaries and affiliates) is engaged in certain transactions with us, which may give rise to conflicts of interest. A subsidiary of AIG provides administrative services to us which include tax, legal and accounting services. In addition, a subsidiary of AIG serves as investment advisor (subject to compliance with our asset allocation guidelines) for our entire investment portfolio and another subsidiary of AIG serves as investment custodian and holds all the investments and a majority of our cash. In addition, certain AIG subsidiaries are clients of IPCRe and, in the six months ended June 30, 2005, written premiums relating to these companies were $28.2 million (9.6% of total premiums written during such period). AIG and other shareholders, and their subsidiaries and affiliates, may currently and from time to time compete with us, including by assisting or investing in the formation of other entities engaged in the insurance and reinsurance businesses. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to AIG and any of its subsidiaries or affiliates, on the one hand, and us, on the other hand. AIG or its subsidiaries or affiliates have entered into agreements and maintain relationships with numerous companies that may directly compete with us. No agreement or understanding exists regarding the resolution of any of these potential conflicts of interest.

A significant amount of our assets is invested in fixed income and equity securities that are subject to market volatility.
      Our investment portfolio consists substantially of fixed income securities and equity securities. As of June 30, 2005, approximately 22.3% of our investment portfolio consisted of equity investments. The fair market value of these fixed-income and equity assets and the investment income from these assets fluctuate depending on general economic and market conditions. Therefore, market fluctuations and market volatility affect the value of our investments and could adversely affect the value of our portfolio and our liquidity.

Increases in interest rates or fluctuations in currency exchange rates may cause us to experience losses.
      Because of the unpredictable nature of losses that may arise under property catastrophe policies, our liquidity needs can be substantial and can arise at any time. The market value of our fixed income investments is subject to fluctuation depending on changes in prevailing interest rates. We currently do not hedge our investment portfolio against interest rate risk. Accordingly, increases in interest rates during periods when we sell fixed income securities to satisfy liquidity needs may result in losses.
      Our functional currency is the U.S. dollar. Our operating currency is generally also the U.S. dollar. However, the premiums receivable and losses payable in respect of a significant portion of our business are denominated in currencies of other countries, principally industrial countries. Consequently, we may, from time to time, experience substantial exchange gains and losses that could affect our financial position and results of operations. We currently do not — and as a practical matter cannot — hedge our foreign currency exposure with respect to potential claims until a loss payable in a foreign currency occurs (after which we may purchase a currency hedge in some cases).
Risks Related to Our Securities

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.
      We are a Bermuda exempted company. Certain of our officers and directors are residents of various jurisdictions outside the U.S. All or a substantial portion of our assets and those of our officers and directors, at any one time, are or may be located in jurisdictions outside the U.S. Although we have appointed an agent in New York, New York to receive service of process with respect to actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the U.S. relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the U.S. on our directors and officers who reside outside the U.S. or to enforce against us or our directors and officers judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

The rights of holders of our shares will be governed by Bermuda law, which differs from U.S. law, and our bye-laws restrict shareholders from bringing legal action against our officers and directors.
      The rights of holders of our shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders and holders of other securities under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. We provide a comparison of specific aspects of Bermuda and Delaware corporate law in this prospectus under “Description of Common Shares and Preferred Shares We May Offer — Differences in Corporate Law.”
      Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any willful negligence, willful default, fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves, willful negligence, willful default, fraud or dishonesty.

There are limitations on the ownership, transfers and voting rights of our shares.
      Under our bye-laws, our directors are required to decline to register any transfer of any shares that would result in a person (or any group of which such person is a member), other than AIG and its subsidiaries, beneficially owning, directly or indirectly, 10% or more of the shares, or in AIG and its subsidiaries beneficially owning, directly or indirectly, more than 25% of the shares. Similar restrictions apply to our ability to issue or repurchase shares. The directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (i) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the U.S. federal securities laws or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. These restrictions would apply to a transfer of shares even if the transfer has been executed on the Nasdaq National Market System. A transferor of shares will be deemed to remain the holder of those shares until a transfer of those shares has been registered on our Register of Members. Our bye-laws authorize our board to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer restrictions referred to above, and may decline to effect any transaction if complete and accurate information is not received as requested.
      In addition, our bye-laws provide that any person (or any group of which such person is a member) holding, directly, indirectly or by attribution, or otherwise beneficially owning common shares carrying 10% or more of the total voting rights attached to all of our outstanding common shares, will have the voting rights attached to its issued common shares reduced so that it may not exercise more than approximately 9.9% of such total voting rights. Because of the attribution provisions of the U.S. Internal Revenue Code, which we sometimes refer to as the “Code”, and the rules of the Securities and Exchange Commission regarding determination of beneficial ownership, this 10%-voting power limitation may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds 10% or more of our common shares. Further, the directors have the authority to request from any shareholder certain information for the purpose of determining whether that shareholder’s voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives the directors (or their designee) discretion to disregard all votes attached to that shareholder’s common shares.

      Notwithstanding the foregoing, in certain circumstances our bye-laws exclude from the transfer restrictions and the calculation of the 10%-voting power limitation described above any common shares owned by specified banks, brokers, dealers or investment advisers if (i) any such holder is the beneficial owner of those shares solely because it has discretionary authority to vote or dispose of them in a fiduciary capacity on behalf of that holder’s client who is also the beneficial owner of those shares, (ii) the voting rights carried by those shares are not being exercised (and the client is informed that they are not being exercised) by that holder and are being exercised (if they are exercised at all) by that holder’s client, and (iii) that holder would meet the “passive investment intent” test for the filing of Schedule 13-G under Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership. This bye-law provision thereby permits certain passive investor intermediaries to increase their share ownership above 10% in specified circumstances without being subject to the voting cut back.
      The limitations on the ownership, transfer and voting rights of our shares applicable in the event we issue preferred shares or other securities convertible, exchangeable or exercisable into common shares will be described in a prospectus supplement.

Shareholders’ investment could be materially adversely affected if we are deemed to be engaged in business in the U.S.
      IPC Holdings and IPCRe are Bermuda companies; neither company files U.S. tax returns. We believe that IPCRe operates in such a manner that it is not subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources), because it does not engage in a trade or business in the U.S. However, because definitive identification of activities which constitute being engaged in a trade or business in the U.S. is not provided by the Code or regulations or court decisions, there can be no assurance that the U.S. Internal Revenue Service will not contend that IPC Holdings and/or IPCRe is engaged in a trade or business in the U.S. If IPC Holdings and/or IPCRe were engaged in a trade or business in the U.S. (and — if IPCRe were to qualify for benefits under the income tax treaty between the U.S. and Bermuda — such trade or business were attributable to a “permanent establishment” in the U.S.), IPC Holdings and/or IPCRe would be subject to U.S. tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% “branch profits” tax on such income remaining after the regular tax, in which case our earnings and shareholders’ investment could be materially adversely affected.
      Currently, IPCRe pays reinsurance premium excise taxes in the U.S. (at a rate of 1%), Australia (at a rate of 3%), and certain other jurisdictions. From time to time, U.S. legislation has been proposed which would increase excise taxes in the United States.

If you acquire more than 10% of the common shares, CFC rules may apply to you.
      Each “United States shareholder” of a “controlled foreign corporation” (“CFC”) who owns shares in the CFC on the last day of the CFC’s taxable year must include in its gross income for United States federal income tax purposes its pro-rata share of the CFC’s “subpart F income”, even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own under applicable constructive ownership rules of the Code (including by holding a security convertible into or exchangeable for our common shares), 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a “United States shareholder”. In general, a foreign insurance company such as IPCRe or IPCRe Europe is treated as a CFC only if such “United States shareholders” collectively own more than 25% of the total combined voting power or total value of its stock for an uninterrupted period of 30 days or more during the tax year. As of September 30, 2005, AIG owned 24.2% of our common shares, although, pursuant to our bye-laws, the combined voting power of these shares is limited to less than 10% of the combined voting power of all shares. We believe that, because of the dispersion of IPC Holdings’ share ownership among holders other than AIG, because of the restrictions on transfer, issuance or repurchase of the shares, and because under the bye-laws no single beneficial shareholder is permitted to exercise as much as 10% of the total combined voting power of IPC Holdings, shareholders of IPC Holdings who acquire common shares registered under the registration statement of which this prospectus is a part should not be treated as “United States shareholders” of a CFC for purposes of these rules. There can be no assurance, however, that these rules will not apply to shareholders of IPC Holdings, including as a result of their indirect ownership of the stock of IPC Holdings’ subsidiaries. Accordingly, U.S. persons who might, directly or through attribution, acquire 10% or more of the common shares of IPC Holdings or any of its subsidiaries should consider the possible application of the CFC rules.

Under certain circumstances, you may be required to pay taxes on your pro-rata share of IPCRe’s or IPCRe Europe’s related party insurance income.
      If IPCRe’s related person insurance income (“RPII”) were to equal or exceed 20% of IPCRe’s gross insurance income in any taxable year, any U.S. person who owns common shares directly or indirectly on the last day of the taxable year would likely be required to include in its income for U.S. federal income tax purposes its pro-rata share of IPCRe’s RPII for the taxable year, determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. RPII is defined in Code Section 953(c)(2) as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “United States shareholder” or a “related person” to such a shareholder. A U.S. shareholder’s pro-rata share of IPCRe’s RPII for any taxable year, however, will not exceed its proportionate share of IPCRe’s earnings and profits for the year (as determined for U.S. federal income tax purposes). The amount of RPII earned by IPCRe (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of IPCRe or any person related to such shareholder, including IPC Holdings) will depend on a number of factors, including the geographic distribution of IPCRe’s business and the identity of persons directly or indirectly insured or reinsured by IPCRe. Although we do not believe that the 20% threshold was met in taxable years from 1994 to 2004, some of the factors which determine the extent of RPII in any period may be beyond our control. Consequently, there can be no assurance that IPCRe’s RPII will not equal or exceed 20% of its gross insurance income in any taxable year.
      The RPII rules described above also apply to IPCRe Europe. We do not believe that U.S. persons who owned common shares were required to include any amount of RPII in income for the taxable years 1998 to 2004 in respect of their indirect ownership of IPCRe Europe, but there can be no assurance that IPCRe Europe’s RPII will not equal or exceed 20% of its gross insurance income in any taxable year and/or that IPCRe Europe will have no earnings and profits (as determined for U.S. federal income tax purposes) in any taxable year.
      The RPII rules provide that if a shareholder who is a U.S. person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation’s gross insurance income) and in which U.S. persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of common shares because IPC Holdings is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the applicable regulations will not be promulgated in final form in a manner that would cause these rules to apply to the disposition of common shares.

We may become subject to taxes in Bermuda after 2016, which may have a material adverse effect on our financial condition.
      The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations or our shares, debentures or other obligations, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda until March 28, 2016. We cannot assure you that we will not be subject to any Bermuda tax after that date.
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER
      The following briefly summarizes certain provisions of our senior debt indenture and our subordinated debt indenture that would be important to holders of debt securities. The following description may not be complete, may be supplemented in prospectus supplements, and is subject to, and qualified in its entirety by reference to, the terms and provisions of our senior debt indenture and our subordinated debt indenture which are exhibits to the registration statement which contains this prospectus.
Overview
      We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.
      The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated obligations.
      The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness”, as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional senior indebtedness.
      In this prospectus, “debt securities” refers to both the senior debt securities and the subordinated debt securities.
We are a Holding Company
      Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, including IPCRe Limited, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of reinsurance written by our subsidiaries, and you, as holders of debt securities, should look only to our assets for payment thereunder.
Indentures and Trustees
      Our senior debt securities and our subordinated debt securities are each governed by a document called an indenture — the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and HSBC Bank USA, National Association (“HSBC”), which acts as trustee. The indentures are substantially identical, except for the covenant described below under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”, which is included only in the senior debt indenture, and the provisions relating to subordination, which are included only in the subordinated debt indenture.
      Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

      The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Default and Related Matters — Events of Default — Remedies if an Event of Default Occurs”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new holder if you sell them and sending you notices.
      The indentures and their associated documents contain the full legal text of the matters described in this section. A copy of the form of senior debt indenture and the form of subordinated debt indenture appear as exhibits to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.
Different Series of Debt Securities
      We may issue as many distinct series of debt securities under either indenture as we wish. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities will also describe any differences with the material terms summarized here.
      Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We discuss only the more important terms in this prospectus. Whenever we refer to the defined terms of the indentures in this prospectus or in a prospectus supplement, those defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus.
      This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Tax Treatment of Original Issue Discount and Other Debt Securities
      We may issue debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount and which may provide that, upon redemption or acceleration of maturity, an amount less than their principal amount will be payable. The prospectus supplement relating to original issue discount securities will describe the U.S. federal income tax consequences and other special considerations applicable to them. We may also issue debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, which may trigger special U.S. federal income tax, accounting and other consequences, all as described in more detail in the prospectus supplement relating to any of the particular debt securities.

A Prospectus Supplement Will Describe the Specific Terms of a Series of Debt Securities
      The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and the pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	the aggregate principal amount of the series of debt securities and any limit thereon;

•	the person to whom interest on a debt security is payable, if that person is not a holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	the rate or rates, which may be fixed, variable or indexed, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at our option or the option of the holder;

•	the date, if any, on or after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common shares or preferred shares or any other of our securities, or of securities of any third party, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common shares or preferred shares or such other securities issuable upon conversion, exercise or exchange may be adjusted;

•	whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the securities subject to resale;

•	the denominations in which the series of debt securities will be issuable, including if other than in denominations of $1,000 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities which will be payable upon the declaration of acceleration of the maturity of that series of debt securities;

•	the currency or currencies, including currency units or composite currencies, of payment of principal, premium, if any, and interest on the series of debt securities and any special considerations relating to that currency or those currencies;

•	if the currency or currencies, including currency units or composite currencies, of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest, if any, on the series of debt securities;

•	the applicability of the provisions described below under “— Restrictive Covenants” and “— Defeasance”;

•	any event of default under the series of debt securities if different from those described below under “— Default and Related Matters — Events of Default — What Is an Event of Default?”;

•	if the series of debt securities will be issuable only in the form of a global security, as described below under “— Legal Ownership — Global Securities”, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	if applicable, a discussion of U.S. federal income tax considerations applicable to specific debt securities;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other special feature of the series of debt securities.
      Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.
Legal Ownership

Street Name and Other Indirect Holders
      We generally will not recognize investors who hold debt securities in accounts at banks or brokers, i.e. in “street name”, as legal holders of debt securities. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you are responsible for checking with your own institution to find out:

•	how it handles securities payments and notices;

•	how it would handle a request for the holders’ consent if ever required;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders
      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, which means those who are registered as holders of debt securities. As noted above, we will not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we will have no further responsibility for that payment even if that registered holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities
      What Is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”.
      If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.
      Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global securities.
      Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.
      If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you cannot get debt securities registered in your own name except in certain limited circumstances as described below under “— Special Situations When Global Security Will Be Cancelled”;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “— Street Name and Other Indirect Holders”;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.
      Special Situations When Global Security Will Be Cancelled. In a few special situations described below, the global security will be cancelled and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder.

      The special situations for cancellation of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to cancel (subject to the procedures of the depositary) the global security; or

•	when an event of default on the debt securities has occurred and has not been cured.
      Defaults are discussed later under “— Default and Related Matters”.
      The prospectus supplement may also list additional situations for cancellation of a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security is cancelled, the depositary, not we nor the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
      In the remainder of this description, “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “— Street Name and Other Indirect Holders”.
Overview of the Remainder of this Description
      The remainder of this description summarizes:

•	additional mechanics relevant to our debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	subordination provisions in the subordinated debt indenture that may prohibit us from making payments on those securities;

•	a restrictive covenant contained in the senior debt indenture that restricts our ability to incur liens and other encumbrances on the common shares of some of our subsidiaries. A particular series of debt securities may have additional, fewer or different restrictive covenants;

•	situations in which we may invoke the provisions relating to defeasance;

•	your rights if we default or experience other financial difficulties;

•	conversion or exchange rights;

•	redemption; and

•	our relationship with the trustee.
Additional Mechanics

Form, Exchanges and Transfer of our Debt Securities
      Form. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations that are integral multiples of $1,000.
      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.
      Exchanges and Transfers. You may exchange or transfer debt securities at the office of the trustee. You may also replace lost, stolen, destroyed or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar”. It will also register transfers of the debt securities.
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.
      If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents
      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day, called the regular record date, in advance of each due date for interest, even if you no longer own the debt security on the interest due date. The regular record date is usually about two weeks in advance of the interest due date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller.
      We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in The City of New York. That office is currently located at 452 5th Avenue, New York, New York 10018. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.
      If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how you will receive payments.
      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices
      We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Unclaimed Payments
      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.
Special Situations

Mergers and Similar Events
      We are generally permitted to amalgamate, consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	Where we merge out of existence or sell or lease substantially all our assets, the other company or firm must be a corporation, partnership or trust organized under the laws of Bermuda, a State of the United States or the District of Columbia or under United States federal law, the Cayman Islands, Barbados or any country that is a member of the OECD, and it must agree to be legally responsible for the debt securities.

•	The amalgamation, consolidation, merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	It is possible that the amalgamation, consolidation, merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. We have promised in our senior debt indenture to limit these preferential rights on voting shares of IPCRe, called liens, as discussed under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”. If such a transaction would create any liens on the voting shares of IPCRe, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same voting shares to the direct holders of the senior debt securities.

Modification and Waiver
      There are four types of changes we can make to either indenture and the applicable series of debt securities issued under that indenture.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of these types of changes:

•	change to the payment due date of the principal or interest on a debt security;

•	reduction of any amounts due on a debt security;

•	reduction of the amount of principal payable upon acceleration of the maturity of a debt security, including the amount payable on an original issue discount security, following a default;

•	change to the place or currency of payment on a debt security;

•	impairment of your right to sue for payment of any amount due on your debt security;

•	impairment of any right that you may have to exchange or convert the debt security for or into other securities or property;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modification of any other aspect of the provisions dealing with modification and waiver of the applicable indenture.
      Changes Requiring a Majority Vote. The second type of change to a particular indenture and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of each series affected thereby. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.
      Each indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes referenced in our indentures that would not adversely affect holders of the debt securities.
      Changes by Waiver Requiring a Majority Vote. Fourth, we need the approval of direct holders of senior debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described below under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”. We also need such majority approval to obtain a waiver of any past default, except a payment default listed in the first category described later under “— Default and Related Matters — Events of Default”.
      Modification of Subordination Provisions. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect without the consent of the direct holders of a majority in aggregate principal amount of each affected series.
      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security described in the applicable prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent.
      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance”.
      We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are direct holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.
      If you are a street name holder or other indirect holder, you should consult your bank or broker for information on how you may grant or deny approval if we seek to change an indenture or the debt securities or request a waiver.
Subordination Provisions
      Direct holders of subordinated debt securities must recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

Senior Indebtedness
      Under the subordinated debt indenture, “senior indebtedness” includes all of our obligations to pay principal, premium, if any, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by securities, notes, debentures, bonds or other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit bankers’ acceptances, “Regulation 114”-type trusts pursuant to 11 NYCRR §126 et seq. or comparable provisions of the applicable jurisdictions, or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations and all dividend obligations guaranteed by us.
      The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business, including liabilities under reinsurance and retrocessional agreements;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness we owe to a subsidiary of ours; and

•	indebtedness we owe to any trust or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle unless the terms of that indebtedness expressly provide otherwise.

Payment Restrictions on our Subordinated Debt
      The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).
      If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness.
      Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.
Restrictive Covenants

General
      We have made certain promises in each indenture called covenants where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indenture, but not in the subordinated debt indenture, we have made the promise described in the next paragraph.

Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe
      Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the senior debt indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by an encumbrance such as a mortgage, pledge, lien, security interest or other encumbrance on the common shares of IPCRe, of any successor to substantially all of the business of IPCRe, or of any corporation, other than IPC Holdings, directly or indirectly controlling IPCRe. We do not need to comply with this restriction if we also secure all the senior debt securities that are deemed outstanding under the senior debt indenture equally with, or prior to, the indebtedness being secured, together with, if we so choose, any of IPCRe’s other indebtedness.
Defeasance
      The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Full Defeasance
      If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there must be a change in current U.S. federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.);

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above and that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described above under “— Subordination Provisions”, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.
      If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “— Subordination Provisions” would not apply. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance
      Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities without causing tax consequences to you. This type of release is called covenant defeasance. If we ever did accomplish covenant defeasance, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
      If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises regarding conduct of our business previously described above under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”, and any other covenants applicable to the series of debt securities and described in the prospectus supplement;

•	the condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under “— Special Situations — Mergers and Similar Events”; and

•	the events of default relating to breach of covenants, described below under “— Default and Related Matters — Events of Default — What Is an Event of Default?”.
      In addition, in the case of subordinated debt securities, the provisions described above under “— Subordination Provisions” will not apply if we accomplish covenant defeasance.
      If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Default and Related Matters
      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means that you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our debt obligations and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture and as described above under “— Subordination Provisions”.

Events of Default
      You will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection.
      What Is an Event of Default? The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such deposit is due, if we agree to maintain any such sinking fund;

•	we remain in breach of the restrictive covenant described previously under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe” or any other covenant or warranty of the applicable indenture for 90 days after we receive a notice of default stating we are in breach and requiring us to remedy that default or breach; the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of the outstanding debt securities of the affected series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.
      Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available to you upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions”. If an event of default has occurred and has not been cured or waived, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount, or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security, of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series.
      You should refer to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.
      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.
      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.
      You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.
      If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.
      We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.

Conversion or Exchange
      The terms on which debt securities of any series are convertible into or exchangeable for our common shares or other securities or property of ours or of third parties will be set forth in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or manner for calculating such a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at our option.
      The terms may also include calculations pursuant to which the number of shares of our or a third party’s common shares or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common shares or other securities or property of ours or of third parties as of a time stated in the prospectus supplement. The conversion or exchange price of any debt securities of any series that is convertible into our common shares may be adjusted for any share dividends, bonus issues, stock splits, subdivisions, reclassification, combinations or similar transactions, in each case as we may describe in the applicable prospectus supplement.
Redemption
      Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.
      If we issue redeemable debt securities, the dates and terms on which those securities are mandatorily or optionally redeemable will be set forth in the applicable prospectus supplement. If a series of debt securities is redeemable, the redemption price for any debt security that we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date, unless otherwise specified in the applicable prospectus supplement.
Governing Law; Submission to Jurisdiction
      The indentures are, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York. We will submit to the jurisdiction of the United States federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with our debt securities and the indentures. We have appointed CT Corporation System as our authorized agent upon which process may be served in any such actions.
Our Relationship with the Trustee
      The trustee under our senior indenture and our subordinated indenture is HSBC. We and our subsidiaries maintain banking and other service relationships with HSBC.
DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES WE MAY OFFER
      The following briefly summarizes certain provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law that would be important to holders of our common shares or preferred shares. Unless the context otherwise requires, references to “shares” are to both common shares and preferred shares. The following description may not be complete, may be supplemented in prospectus supplements and is subject to, and qualified in its entirety by reference to, the terms and provisions of our bye-laws which are exhibits to the registration statement which contains this prospectus.
Authorized Capital
      We are authorized to issue up to 75,000,000 common shares, par value U.S. $0.01 per share, and up to 25,000,000 preferred shares, par value U.S. $0.01 per share. As of September 30, 2005, 48,369,892 common shares were issued and outstanding. We have not issued any preferred shares. As of September 30, 2005, we had approximately 68 holders of record of common shares.
Common Shares
      Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights and except as set forth in the next sentence, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. The common shares are entitled to vote cumulatively in the election of directors. This means that each shareholder, including a shareholder holding Controlled Shares (as defined below), is entitled to the number of votes conferred by that shareholder’s common shares (as adjusted pursuant to the limitation on voting rights described below, if applicable) and the number of persons standing for election. Each shareholder may divide and distribute his votes among any one or more candidates for the directorship to be filled. The quorum for any meeting of our common shareholders is two persons holding or representing in person or by proxy more than 50% (without reference to the limitation on voting rights) of the total issued and outstanding common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Under our bye-laws, however, our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction.
      In the event of a liquidation, dissolution or winding-up of the Company, the holders of our common shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference of any issued and outstanding preferred shares. All of our issued and outstanding common shares are fully paid and nonassessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued by our board of directors at any time for such consideration and on such terms and conditions, and with such rights, preferences and limitations, as our board of directors may determine.

Limitation on Voting Rights of Common Shares
      Each common share has one vote on a poll of the shareholders, except that, if and for as long as the number of issued Controlled Shares of any person would constitute 10% or more of the combined voting power of the issued common shares of the Company (after giving effect to any prior reduction in voting power as described below), each issued Controlled Share, regardless of the identity of the registered holder thereof, will confer a fraction of a vote as determined by the following formula, which we refer to as the “Formula”:
(T - C)/(9.1 × C)

Where:	“T”: is the aggregate number of votes conferred by all the issued common shares immediately prior to that application of the Formula with respect to such issued Controlled Shares, adjusted to take into account each reduction in such aggregate number of votes that results from a prior reduction in the exercisable votes conferred by any issued Controlled Shares pursuant to the “sequencing provision” described below; and

“C”: is the number of issued Controlled Shares attributable to that person.

“Controlled Shares” of any person refers to all common shares owned by that person, whether (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder other than Excluded Controlled Shares (as defined below).

“Excluded Controlled Shares” of any person refers to all Controlled Shares of that person that would not be Controlled Shares of that person but for clause (iii) of the definition of Controlled Shares, provided that (i) such person is registered under the United States federal securities laws as a broker, dealer or investment adviser or is a bank as defined in Section 3(a)(6) of the

Exchange Act, (ii) such person is the beneficial owner of such shares solely because it has discretionary authority to vote or dispose of such shares in a fiduciary capacity on behalf of its client who is also a beneficial owner of such shares, (iii) the voting rights carried by such shares are not being exercised (and the client is informed that they are not being exercised) by such broker, dealer, investment adviser or bank and are being exercised (if they are exercised at all) by such client, and (iv) the person would meet the eligibility test for the filing of Schedule 13G contained in Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership (without regard to whether such person actually has any filing obligations under Section 13(d) of the Exchange Act), and provided, further, that we shall have received such assurances as we may request confirming that such shares are Excluded Controlled Shares.

      The Formula will be applied successively as many times as may be necessary to ensure that no person will be a 10% Shareholder (as defined below) at any time, which we refer to as the “sequencing provision”. For the purposes of determining the votes exercisable by shareholders as at any date, the Formula will be applied to the shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to each shareholder. Thus, the Formula will be applied first to the votes of shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued common shares as of such date, as reduced by the application of the Formula to any issued common shares of any shareholder with a larger number of total Controlled Shares as of such date. “10% Shareholder” means a person who owns, in aggregate, (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section l3(d)(3) of the Exchange Act, issued shares of the Company carrying 10% or more of the total combined voting rights attaching to the issued common shares and the issued shares of any other class or classes of shares other than, with respect to clause (iii), Excluded Controlled Shares.
      Our directors are empowered to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts our directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. Our directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information. We may assume that the Controlled Shares of each shareholder do not include any Excluded Controlled Shares unless such shareholder otherwise notifies us and provides such assurance.
      Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the common shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.
Preferred Shares

Our Board of Directors has Authority to issue Preferred Shares in Series
      Pursuant to our bye-laws and Bermuda law, our board of directors by resolution may establish one or more series of preferred shares having a number of shares, designations, relative voting rights, dividend rates, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, preferences, restrictions and limitations as may be fixed by the board of directors without any further shareholder approval.

A Prospectus Supplement will describe the specific Terms of a Series of Preferred Shares
      If we decide to issue preferred shares, our board of directors will determine the financial and other specific terms of your series under a certificate of designations, which we will describe in a prospectus supplement accompanying this prospectus. Those terms may vary from the general terms described below. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred shares.
      Without limitation, the preferred shares may be convertible into, or exchangeable for, shares of any other class or series of shares, if our board of directors so determines.
      The prospectus supplement relating to a particular series of preferred shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred shares;

•	the title, designation of number of preferred shares and par value of the preferred shares;

•	if our board of directors decides to pay dividends on a series of preferred shares, the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether (and if so, on what terms and conditions) dividends will be cumulative, and, if cumulative, the dates from which dividends will begin to accumulate and whether unpaid dividends will compound or accrue interest;

•	any conversion or exchange rights, and if so, the terms and conditions on which those preferred shares may be converted or exchanged;

•	whether the preferred shares will be subject to redemption (either at our option or at the option of their holders) and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights or amounts payable in preference of shares of any other class or series in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company, and whether the preferred shares will be entitled to participate generally in distributions on the common shares under those circumstances;

•	any sinking fund provisions with respect to the redemption or purchase of the preferred shares;

•	any voting rights in addition to the voting rights provided by Bermuda law, and if so, the terms and extent of those voting rights;

•	a discussion of U.S. federal income tax considerations applicable to a specific series of preferred shares; and

•	any other relative rights, powers, preferences, privileges, limitations and restrictions that are not inconsistent with our bye-laws, including whether the preferred shares are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the preferred shares subject to resale.
      Dividends. Holders of a series of preferred shares will be entitled to receive dividends only when, as and if declared by our board of directors from funds available for payment of dividends under Bermuda law. The rates and dates of payment of dividends, if any, will be set forth in the applicable prospectus supplement relating to each series of preferred shares. Dividends will be payable to holders of record of preferred shares as they appear in our register of members on the record dates fixed by the board of directors. Dividends on any series of preferred shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.
      Under Bermuda law, IPC Holdings may not declare or pay a dividend if there are reasonable grounds for believing that IPC Holdings is, or would, after the payment, be unable to pay its liabilities as they become due, or the realizable value of IPC Holdings’ assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

      Voting Rights; Transfer Restrictions. The holders of a series of preferred shares will have no voting rights, except as otherwise stated in the applicable prospectus supplement, and any such voting rights will be subject to the limitations on voting rights described in that prospectus supplement. In addition, the transfer restrictions applicable to a series of preferred shares will also be described in the prospectus supplement applicable thereto.
      Liquidation Preferences. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preferred shares will have the right described in the applicable prospectus supplement to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common shares or on any securities ranking junior to the preferred shares upon liquidation, dissolution or winding-up.
      Redemption. If so specified in the applicable prospectus supplement, a series of preferred shares may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed. Any restriction on the repurchase or redemption by us of our preferred shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.
      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preferred shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.
      Conversion or Exchange Rights. The prospectus supplement relating to any series of preferred shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for common shares, another series of our preferred shares or any other securities registered pursuant to the registration statement of which this prospectus forms a part, or for securities of any third party.
      Transfer Agent. Unless otherwise identified in the applicable prospectus supplement, the transfer agent, branch registrar and dividend disbursement agent for the preferred shares will be Computershare Investor Services, 2 North LaSalle Street, Chicago, Illinois 60602. The branch registrar for preferred shares will send notices on our behalf to shareholders of any meetings at which holders of the preferred shares have the right to elect directors or to vote on any other matter.
Issuance of Share Certificates
      In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.
Reissuance of Preferred Shares
      Any preferred shares redeemed or repurchased by us will be cancelled and will be authorized but unissued preferred shares, and may be reissued as part of the same class or series or a different class or series of preferred shares.
Restrictions On Transfer
      Our bye-laws contain several provisions restricting the transferability of common and preferred shares. Additional restrictions may be imposed with respect to any series of preferred shares, which will be described in the prospectus supplement applicable thereto.
      Our directors are required to decline to register a transfer of any shares of any class (other than Excluded Controlled Shares in certain circumstances as defined under “— Common Shares — Limitation on Voting Rights of Common Shares” above) if they have reason to believe (i) that the effect of such transfer would be to increase the number of total Controlled Shares of any person other than an AIG Person (as defined below) to 10% or more of the shares of the Company or (ii) that an AIG Person would become a United States 25% Shareholder (as defined below), in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to the Company’s ability to issue or repurchase shares. “AIG Person” means any of American International Group, Inc. and its affiliates and “United States 25% Shareholder” means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, more than 25% of either (i) the total combined voting rights attaching to the issued common shares and the issued shares of any other class or classes of shares of the Company or (ii) the total combined value of the issued common shares and any other issued shares of the Company, determined pursuant to Section 957 of the Code.
      Our directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (i) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the U.S. Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.
      We are authorized to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.
      We have been advised that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A transferor of shares will be deemed to remain the holder of such shares until a transfer of such common shares has been registered in the register of members of the company.
      If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board may suspend the registration of transfers for any reason and for such periods as our board may from time to time determine, provided that our board may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.
      Our directors may designate our Chief Executive Officer to exercise their authority to decline to register transfers or to limit voting rights as described above, or to take any other action, for as long as the Chief Executive Officer is also a director.
Bye-Laws
      Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.
      Our bye-laws provide that the board of directors shall be elected annually and do not provide for the board of directors to be staggered. Shareholders may only remove a director prior to the expiration of that director’s term at a special meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action.
      Our bye-laws also provide that if the board of directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then we will have the option, but not the obligation, to repurchase all or part of the shares held by such shareholder to the extent our board of directors determines it is necessary to avoid such adverse or potential adverse consequences. The price to be paid for such shares will be the fair market value of such shares.

Listing
      Our common shares are quoted on the Nasdaq National Market System under the trading symbol “IPCR.”
Transfer Agent
      Our registrar and transfer agent for all common shares is Computershare Investor Services, 2 North LaSalle Street, Chicago, Illinois 60602.
Differences in Corporate Law
      The Companies Act 1981 of Bermuda, which we refer to as the “Companies Act”, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us, which differ in certain respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.
      Interested Directors. Bermuda law and our bye-laws provide that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, such a transaction would not be voidable if (i) the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum, (ii) the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the shareholders entitled to vote on the transaction and the transaction is specifically approved in good faith by vote of the shareholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the shareholders. Under Delaware law, the interested director could be held liable for a transaction in which that director derived an improper personal benefit.
      Mergers and Similar Arrangements. The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise (which our bye-laws do not) the approval of 75% of the shareholders voting at the meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. In the event of such an amalgamation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration that stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with the subsidiary of the acquiring corporation.
      Takeovers. Bermuda law provides that another company may compulsorily acquire shares of a Bermuda company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Bermuda Supreme Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.
      Shareholder’s Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of our shareholders than actually approved it. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
      Indemnification of Directors. We indemnify our directors and officers in their capacity as such in respect of their actions and omissions except in respect of their own willful default, willful neglect, fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful.
      Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which include our memorandum of association (including our objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee (subject to our ability to close the register for not more than 30 days in a year). We are required to maintain a register of shareholders in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation’s stockholder list and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.

Exchange Control; Non-Resident Status
      We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.
      The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the securities that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq National Market System. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. The issue or transfer of more than 20% of our shares in issue from time to time to any persons that are regarded as resident in Bermuda for exchange control purposes requires prior authorization from the Bermuda Monetary Authority.
      This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.
      Under Bermuda law, there is no limitation on the right of U.S. citizens to hold or vote securities issued by the Company, and U.S. citizens holding our shares are not subject to Bermuda taxes on their shares. The reciprocal tax treaty between the United States and Bermuda contains no provisions regarding withholding taxes.
DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER
      The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered and it will provide any additional provisions applicable to the depositary shares or depositary receipts being offered, including their tax treatment. The following description may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the form of deposit agreement to be filed as an exhibit to the registration statement which contains this prospectus.
Description of Depositary Shares
      We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred shares issued and deposited with a depositary to be designated by us. The fraction or the multiple of a preferred share which each depositary share represents will be set forth in the applicable prospectus supplement.
      We will deposit the preferred shares of any series represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred share depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred shares in proportion to the applicable fraction or multiple of a preferred share represented by the depositary share. These rights may include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.
      While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.
Withdrawal of Preferred Shares
      Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred shares and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial preferred shares will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole preferred shares the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred shares, the holder will not be entitled to re-deposit that preferred share under the deposit agreement or to receive depositary shares in exchange for such preferred shares. We do not expect that there will be any public trading market for withdrawn preferred shares.
Dividends and Other Distributions
      The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred shares, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.
      In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
      The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.
Redemption of Depositary Shares
      If the series of preferred shares represented by depositary shares is subject to redemption, we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred shares. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred shares and any other amounts per share payable with respect to the preferred shares multiplied by the fraction of a preferred share represented by one depositary share. Whenever we redeem preferred shares held by the depositary, the depositary will redeem the depositary shares representing the preferred shares on the same day, provided we have paid in full to the depositary the redemption price of the preferred shares to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.
Voting the Preferred Shares
      Upon receipt of notice of any meeting at which the holders of preferred shares are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred shares. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the preferred shares underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.
Conversion or Exchange
      The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred shares underlying the depositary shares are converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred shares, common shares or other securities into which the preferred shares are to be converted or for which they will be exchanged.
      The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per preferred share, multiplied by the fraction or multiple of a preferred share represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred shares on the exchange or conversion date and that have not been paid.
      The depositary shares, as such, cannot be converted or exchanged into other preferred shares, common shares, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred shares represented by the depositary shares into other shares of our preferred shares or common shares or to exchange the preferred shares for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred shares using the same procedures as we use for the delivery of preferred shares. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.
Amendment and Termination of the Deposit Agreement
      We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary, registrar or transfer agent, or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Shares”, to receive preferred shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.
      The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred shares are convertible or exchangeable;

•	each preferred share has been converted into or exchanged for common shares; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.
      We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred shares underlying that holder’s depositary receipts.
Charges of Depositary and Expenses
      We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.
Limitations on Our Obligations and Liability to Holders of Depositary Receipts
      The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct;

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
Resignation and Removal of Depositary
      The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of a notice of resignation or removal of the depositary, we will appoint a successor depositary.
DESCRIPTION OF SHARE PURCHASE CONTRACTS WE MAY OFFER
      The following briefly summarizes the provisions of the share purchase contracts that we may issue from time to time and which would be important to holders of share purchase contracts. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the share purchase contracts being offered and it will provide any additional provisions applicable to the share purchase contracts being offered, including their tax treatment. The following description may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the form of share purchase contract agreement to be filed as an exhibit to the registration statement which contains this prospectus.
      We may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of our common shares or preferred shares, as applicable, at a future date or dates. The price per share of common shares or preferred shares, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula contained in the share purchase contracts. We may issue share purchase contracts in such amounts and in as many distinct series as we wish.
      The share purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as units. Units may consist of a share purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the share purchase contracts. These other securities may consist of our debt securities, preferred shares, common shares or debt obligations of third parties, including U.S. Treasury securities. The share purchase contracts may require us to make periodic payments to the holders of the share purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.
      The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts issued under it:

•	whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares or preferred shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares or preferred shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

•	whether the share purchase contracts will be issued in fully registered or global form; and

•	any other terms of the share purchase contracts.
      The applicable prospectus supplement will describe the terms of any share purchase contracts. The preceding description and any description of share purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the share purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such share purchase contracts that we will file with the SEC in connection with a public offering of share purchase contracts.
DESCRIPTION OF UNITS WE MAY OFFER
      The following briefly summarizes the provisions of the units that we may issue from time to time and which would be important to holders of units. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the units being offered and it will provide any additional provisions applicable to the units being offered, including their tax treatment. The following description may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the form of unit agreement to be filed as an exhibit to the registration statement which contains this prospectus.

      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the unit agreements.
      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with a public offering of units.
BERMUDA TAXATION
      At the date hereof, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
HOLDERS OF COMMON SHARES
      The discussion below is only a general summary of certain United States federal tax considerations that are relevant to certain holders of common shares of IPC Holdings. It does not address all tax considerations that may be relevant to holders of common shares nor does it address tax considerations that may be relevant to holders of any other securities. Investors and prospective investors should consult their own tax advisors concerning federal, state, local and non-U.S. tax consequences of ownership and disposition of common shares. Solely as used in this section, the “Company” refers to IPC Holdings, IPCRe and IPCUSL together. You should carefully review any additional summaries of United States federal income tax consequences relevant to any of our securities other than common shares, which we will describe in the applicable prospectus supplement.
      The following summary of our taxation, the taxation of certain of our subsidiaries and the taxation of the holders of our common shares is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. The statements as to United States federal income tax law set forth below represent the opinion of Sullivan & Cromwell LLP, our U.S. counsel, as to such tax laws (subject to the qualifications and assumptions set forth in such statements). The statements as to our beliefs and conclusions as to the application of such tax laws to us (for example, “While there can be no assurance, we do not believe that IPCRe has a permanent establishment in the United States”) represent the views of our management as to the application of such laws to the relevant facts and do not represent our legal opinion or that of our counsel.
Taxation of the Company and IPCRe Europe
      We believe that none of the Company or IPCRe Europe conducts business within the United States. Accordingly, they do not file U.S. federal income tax returns. However, because definitive identification of activities that constitute being engaged in a trade or business in the U.S. is not provided by the U.S. Internal Revenue Code or regulations or court decisions, there can be no assurance that the U.S. Internal Revenue Service will not contend that the Company and/or IPCRe Europe is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can anticipate an allowance of deductions and credits only if it files a U.S. income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits for the taxable year only if the return for that year is timely filed under rules set forth therein. Penalties may be assessed for failure to file tax returns. The federal tax rates currently are a maximum of 35% for a corporation’s effectively connected income and 30% for branch profits tax. The branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.
      Under the income tax treaty between Bermuda and the U.S. (the “Treaty”), IPCRe is generally subject to United States income tax on any income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the U.S. No regulations interpreting the Treaty have been issued. While there can be no assurance, we do not believe that IPCRe has a permanent establishment in the U.S. IPCRe would not be entitled to the benefits of the Treaty if:

•	50% or less of IPCRe’s shares were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or

•	IPCRe’s income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.
      While there can be no assurance, we believe that IPCRe will be entitled to the benefits of the Treaty after the sale of common shares registered under this registration statement.
      Foreign corporations not engaged in a trade or business in the U.S. are nonetheless subject to U.S. income tax at a rate of 30% of the gross amount of certain “fixed or determinable annual or periodical gains, profits and income” derived from sources within the U.S. (such as dividends and certain interest on investments).
      The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the U.S. The rate of tax applicable to premiums paid to IPCRe is 1% for reinsurance premiums.

Taxation of U.S. Holders

General
      The following discussion summarizes the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of common shares if you are a beneficial owner of common shares that is:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
      This summary applies to you only if you purchase your common shares in this offering and hold your common shares as capital assets. This summary does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold common shares as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Furthermore, if an entity treated as a partnership for U.S. federal tax purposes holds our common shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common shares.
      Prospective investors are advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other laws to which they may be subject.
Dividends
      Because we believe that we are not a passive foreign investment company for the reasons described below under the heading “Passive Foreign Investment Companies”, we believe that, if you are a non-corporate U.S. person who holds our common shares, dividends paid to you in taxable years beginning before January 1, 2009 that constitute “qualified dividend income” will be taxable to you at a maximum tax rate of 15%, if you hold the common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meet other holding period requirements under United States federal income tax rules. Dividends that we pay with respect to the common shares generally will be “qualified dividend income” if, in the year that you receive the dividends, the common shares are readily tradable on an established securities market in the United States. We believe our shares should be treated as readily tradable on an established securities market in the United States. For corporate holders, the dividends will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of our current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the common shares and thereafter as capital gain.

Controlled Foreign Corporation Rules
      Each “United States shareholder” of a “controlled foreign corporation” (“CFC”) who owns shares in the CFC on the last day of the CFC’s taxable year must include in its gross income for United States federal income tax purposes its pro rata share of the CFC’s “subpart F income”, even if the subpart F income is not distributed. We anticipate that substantially all of our income (including that of IPCRe and IPCRe Europe) will be subpart F income. For these purposes, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own under applicable constructive ownership rules of the Code, 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a “United States shareholder”. In general, a foreign insurance company such as IPCRe or IPCRe Europe is treated as a CFC only if such “United States shareholders” collectively own more than 25% of the total combined voting power or total value of its stock for an uninterrupted period of 30 days or more during the tax year. As of September 30, 2005, AIG owned 24.2% of the common shares, although, pursuant to our bye-laws, the combined voting power of these shares is limited to less than 10% of the combined voting power of all shares. We believe that, because of the dispersion of IPC Holdings’ share ownership among holders other than AIG; because of the restrictions on transfer, issuance or repurchase of the common shares; and because under the bye-laws no single beneficial shareholder (except for certain passive investor intermediaries) is permitted to exercise as much as 10% of the total combined voting power of IPC Holdings, shareholders of IPC Holdings who acquire common shares registered under the registration statement of which this prospectus is a part should not be treated as “United States shareholders” of a CFC for purposes of these rules. There can be no assurance, however, that these rules will not apply to shareholders of IPC Holdings, including as a result of their indirect ownership of the stock of IPC Holdings’ subsidiaries. Accordingly, U.S. persons who might, directly or through attribution, acquire 10% or more of the common shares of IPC Holdings or any of its subsidiaries should consider the possible application of the CFC rules.

Related Person Insurance Income Rules
      RPII Companies. Different definitions of “United States shareholder” and “controlled foreign corporation” are applicable in the case of a foreign corporation that earns “related person insurance income” (“RPII”). RPII is defined in Code section 953(c)(2) as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “United States shareholder” or a “related person” to such a shareholder. In general, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract in connection with risks located in a country other than the country under the laws of which the controlled foreign corporation is created or organized and which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.
      Generally, the term “related person” for this purpose means someone who controls or is controlled by the United States shareholder or someone who is controlled by the same person or persons that control the United States shareholder. “Control” is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles similar to the rules of section 958 of the Code. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules similar to those contained in section 958, more than 50%, measured by vote or value, of the stock of the corporation. For purposes of inclusion of IPCRe’s RPII or IPCRe Europe’s RPII in the income of United States shareholders, unless an exception applies, the term “United States shareholder” includes all U.S. persons who own, directly or indirectly, any amount (rather than 10% or more) of IPCRe’s or IPCRe Europe’s shares. IPCRe or IPCRe Europe will be treated as a controlled foreign corporation for RPII purposes if such United States shareholders collectively own directly, indirectly or constructively 25% or more of the shares of IPCRe or IPCRe Europe by vote or value for an uninterrupted period of at least 30 days during any taxable year. As of September 30, 2005, AIG owned 24.2% of the common shares of IPC Holdings. Accordingly, unless an exception applies, it is likely that IPCRe and IPCRe Europe will be treated as a CFC for purposes of the RPII rules.
      RPII Exceptions. The special RPII rules do not apply if:

•	direct or indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning less than 20% of the voting power and less than 20% of the value of the shares of the insurance company (meaning, either IPCRe or IPCRe Europe);

•	RPII, determined on a gross basis, is less than 20% of the insurance company’s gross insurance income for the taxable year;

•	the insurance company elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a United States trade or business and to waive all Treaty benefits with respect to RPII; or

•	the insurance company elects to be treated as a United States corporation.
      Neither IPCRe nor IPCRe Europe intends to make either of the above described elections. Additionally, as subsidiaries of AIG are reinsured by IPCRe, persons related to insureds will indirectly own more than 20% of the value of the shares of IPCRe. Thus, only the second exception may be available to both IPCRe and IPCRe Europe.
      Where none of these exceptions applies, each U.S. person who owns directly or indirectly shares in IPC Holdings (and therefore, indirectly in IPCRe and IPCRe Europe) at the end of any taxable year, will be required to include in its gross income for United States federal income tax purposes its share of the RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to such United States shareholders holding common shares at the end of the taxable year, but limited to IPCRe’s and/or IPCRe Europe’s current-year earnings and profits reduced by the shareholder’s pro-rata share, if any, of certain prior-year deficits in earnings and profits.
      We do not believe that U.S. persons who owned common shares were required to include any amount of RPII in income for the taxable years 1994 to 2004 with respect to their indirect ownership of IPCRe and for the taxable years 1998 to 2004 with respect to their indirect ownership of IPCRe Europe. However, some of the factors which determine the extent of RPII in any period may be beyond our control. Consequently, there can be no assurance that you will not be required to include RPII in your income.
      Computation of RPII. In order to determine how much RPII IPCRe has earned in each taxable year, we obtain and rely upon information from IPCRe’s insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own our shares and are U.S. persons. Each year, IPCRe sends a letter after each taxable year to brokers requesting that they represent whether each person who was a policyholder was a United States shareholder of the Company or related to a United States shareholder during the year. For any taxable year in which IPCRe’s gross RPII is 20% or more of its gross insurance income for the year, we may also seek information from our shareholders as to whether direct or indirect owners of our shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among such persons. To the extent we are unable to determine whether a direct or indirect owner of shares is a U.S. person, we may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all United States shareholders. Although both IPCRe and IPCRe Europe intend to operate in a manner that would minimize RPII, there can be no assurance that you will not be required to include amounts in your income in respect of RPII in any taxable year.
      Apportionment of RPII to United States Shareholders. If IPCRe’s or IPCRe Europe’s RPII for any future taxable year is 20% or more of its gross insurance income, every U.S. person owning directly or indirectly common shares on the last day of the taxable year in which IPCRe or IPCRe Europe is a CFC for these purposes will be required to include in gross income its share of IPCRe’s or IPCRe Europe’s RPII for such year, whether or not distributed. A U.S. person owning common shares during our taxable year but not on the last day of the taxable year for which IPCRe or IPCRe Europe is a controlled foreign corporation within the meaning of the RPII provisions of the Code, which would normally be December 31, is not required to include in gross income any part of IPCRe’s or IPCRe Europe’s RPII. Correspondingly, a U.S. person owning directly or indirectly common shares on the last day of the taxable year in which IPCRe or IPCRe Europe is a controlled foreign corporation for purposes of these provisions is required to include in its income its pro-rata share of the RPII for the entire year, even though it did not own the common shares for the entire year.

      Dividend; Basis; Exclusion of Dividends from Gross Income. A United States shareholder’s tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distribution by us to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The United States shareholder’s tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income. While, in certain circumstances, a United States shareholder may be able to exclude from income distributions with respect to RPII that a prior shareholder included in income, that exclusion will not generally be available to holders who purchase common shares in this offering or in the public trading markets and are therefore unable to identify the previous shareholder and demonstrate that such shareholder had previously included the RPII in income.
      Information Reporting. Each U.S. person who is a direct or indirect shareholder of IPC Holdings on the last day of our taxable year must attach to the income tax or information return it would normally file for the period which includes that date a Form 5471 if either IPCRe or IPCRe Europe is a CFC for RPII purposes for any continuous 30-day period during its taxable year, whether or not any net RPII income is required to be reported. Neither IPCRe nor IPCRe Europe will be considered to be a CFC for RPII purposes and, therefore, Form 5471 will not be required, for any taxable year in which IPCRe’s or IPCRe Europe’s gross RPII constitutes less than 20% of its gross insurance income. For any year in which IPCRe’s or IPCRe Europe’s gross RPII constitutes 20% or more of its gross insurance income, we intend to provide Form 5471 to our direct or indirect United States shareholders for attachment to the returns of shareholders. The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties. In addition, U.S. persons who at any time own 10% or more of our shares may have an independent obligation to file certain information returns.
      Uncertainty as to Application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII above is therefore qualified. Accordingly, the meaning of the RPII provisions and their application to IPC Holdings, IPCRe and IPCRe Europe is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe “such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” In addition, there can be no assurance that the IRS will not challenge any determinations by IPC Holdings, IPCRe or IPCRe Europe as to the amount, if any, of RPII that should be includible in your income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person considering an investment in common shares should consult its tax advisor as to the effects of these uncertainties.

Foreign Tax Credit
      Because it is anticipated that U.S. persons will own a majority of the Company’s shares, only a portion of the current income inclusions under the CFC, RPII and passive foreign investment company rules, if any, and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code, as described below) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are foreign source income will constitute, if included or paid in taxable years beginning before January 1, 2007, either “passive” or “financial services” income, or if included or paid in taxable years beginning after December 31, 2006, either “passive” or “general” income. Thus, it may not be possible for most U.S. shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Tax-Exempt Shareholders
      Tax-exempt entities are generally required to treat certain subpart F insurance income, including RPII, that is includable in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Common Shares
      Subject to the discussion below relating to the potential application of U.S. Internal Revenue Code section 1248 or the passive foreign investment company rules, you will recognize a gain or loss for United States federal income tax purposes upon the sale or exchange of any common shares equal to the difference between the amount realized upon such sale or exchange and your basis in the common shares. If your holding period for these common shares is more than one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. The use of any loss may be subject to limitations.
      Code section 1248 provides that if a U.S. person disposes of stock in a foreign corporation and such person owned directly, indirectly or constructively 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% United States shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the United States income tax or information return that it would normally file for the taxable year in which the disposition occurs. Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation if the foreign corporation would be taxed as an insurance company if it were a domestic corporation and if, as is expected, U.S. persons owned 25% or more of the shares of the foreign corporation, regardless of whether the exchanging shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether Code section 1248 and the requirement to file Form 5471 would apply if the foreign corporation is not a CFC or an insurance company but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation and with respect to which the 25%-ownership test described above is satisfied (although, as discussed above, shareholders of 10% or more of the shares of the Company may have an independent obligation to file Form 5471). Code section 1248 and the requirement to file Form 5471 should not apply to dispositions of common shares because (i) we should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the vote of the common shares, and (ii) we are not directly engaged in the insurance business and, under proposed regulations, Code sections 953 and 1248 appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the proposed regulations will not be amended or promulgated in final form so as to provide that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of common shares. In that event, we would notify shareholders that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of common shares. Thereafter, we will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Code section 1248 and the requirement to file Form 5471 apply to dispositions of common shares. We will attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information portion of Form 5471.

Passive Foreign Investment Companies
      Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income” or

•	50% or more of its assets produce passive income.
      If we were to be characterized as a PFIC, U.S. holders of our common shares would be subject to a penalty tax at the time of their sale at a gain of, or receipt of an “excess distribution” with respect to, their common shares, unless such shareholders elected to be taxed on their pro-rata share of our earnings whether or not such earnings were distributed. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of United States federal income tax for such period.
      For the above purposes, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Code section 954(c), and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . .”
      This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In our view, both IPCRe and IPCRe Europe are each predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions (unlike the RPII provisions of the Code) contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income ....” and as if it “held its proportionate share of the assets ...” of any other corporation in which it owns at least 25% by value of the stock. While no detailed guidance is provided by the statutory language, under this look-through rule we should be deemed to own the assets and to have received the income of our insurance subsidiaries directly for purposes of determining whether we qualify for the insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future. Each U.S. person considering an investment in common shares should consult its tax advisor as to the effects of the PFIC rules.
Non-U.S. Holders
      Subject to certain exceptions, non-U.S. persons will be subject to United States federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, common shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the U.S. Non-resident alien individuals will not be subject to U.S. estate tax with respect to common shares of IPC Holdings.

All Shareholders
      Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the common shares to U.S. persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons, unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.
      Backup withholding is not an additional tax and may be credited against your regular federal income tax liability.
      The foregoing discussion is based upon current law. Your tax treatment may vary depending on your particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to you.
      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE COMMON SHARES.
ERISA
      The fiduciary standards of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) should be considered by the fiduciary of a pension, profit sharing or other employee benefit plan subject to Title I of ERISA (a “Plan”) in the context of the Plan’s particular circumstances before authorizing an investment in any of the securities described in this prospectus. In addition, the fiduciary of a Plan should consider whether IPC Holdings or any of its affiliates may be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the “Code” with respect to the Plan. In that circumstance, the acquisition of debt securities, stock purchase contracts or units by such a Plan or with Plan assets could give rise to a prohibited transaction within the meaning of ERISA or the Code, unless those securities are acquired under an exemption issued by the Department of Labor. Exemptions that may be available include an exemption for transactions effected on behalf of the plan by a “qualified professional asset manager” or an “in-house asset manager”. The assets of a pension, profit sharing or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. If you are an insurance company or the fiduciary of a Plan and you are considering an investment in the securities described in this prospectus, you should consult your legal counsel.
PLAN OF DISTRIBUTION
      We may offer and sell the securities from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods of sale.
      In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

      If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
      Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.
      AIG has informed us that it presently intends to continue its current share ownership (11,722,000 shares, which represents 24.2% of currently outstanding common shares) in the Company for the foreseeable future. IPC may offer AIG the right to purchase up to 24.2% of each issue of securities offered by this prospectus or such lesser percentage as tax or other legal constraints require. AIG has no commitment to purchase any such securities, and AIG will determine any participation at such time. The extent, if any, and terms of AIG’s participation in an offering of securities pursuant to this prospectus will be disclosed in the prospectus supplement applicable to such offering.
      In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. In addition, we or any of our affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after the initial sale. In connection with a remarketing, one or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices.
      The securities, including securities issued or to be issued by us or securities borrowed from third parties in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis, that we distribute by any of these methods may be sold to the public, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.
      This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire securities of us to be issued on a delayed or contingent basis.
      We may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.
      In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.
      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.
      Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common shares. Any common shares sold pursuant to a prospectus supplement will be trading on the Nasdaq National Market System, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.
      If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.
      We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.
      If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.
      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or solicit an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

      Underwriters, dealers and agents, and their respective affiliates and associates, may engage in transactions with or perform services for us, or be customers of ours, in the ordinary course of business.
VALIDITY OF SECURITIES
      Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Bermuda law will be passed upon for IPC Holdings by Conyers Dill & Pearman, Hamilton, Bermuda. Unless otherwise indicated in the applicable prospectus supplement, certain matters of New York law will be passed upon for us by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP may rely as to matters of Bermuda law upon the opinion of Conyers Dill & Pearman. Conyers Dill & Pearman may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP, who serves as our U.S. counsel, also represents AIG and its subsidiaries on an ongoing basis.
EXPERTS
      The consolidated financial statements of IPC Holdings, Ltd. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE UNITED STATES
FEDERAL SECURITIES LAWS
      IPC Holdings is a Bermuda exempted company, and certain of our officers and directors are residents of various jurisdictions outside of the United States. All or a substantial portion of our assets and those of our officers and directors, are or may be located in jurisdictions outside the U.S. In particular, IPCRe is also a Bermuda company. Therefore, it ordinarily could be difficult for investors to effect service of process within the U.S. on us or our officers and directors who reside outside of the U.S. or to enforce against us or them judgments of courts in the U.S., including judgments predicated upon civil liability under the U.S. federal securities laws. Notwithstanding the foregoing, we have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of the securities made by this prospectus in the U.S. by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent appointed for that purpose.
      Uncertainty exists as to whether the courts of Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against us or our directors and officers under the securities laws of those jurisdictions or entertain certain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the series A mandatory convertible preferred shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.
11,000,000 Shares
IPC Holdings, Ltd.
              % Series A Mandatory Convertible Preferred Shares
(Liquidation Preference $               Per Share)

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